Exhibit 99.1
September 22, 2008
Dear Stockholders of ARIAD Gene Therapeutics, Inc.:
We are pleased to inform you of the merger between ARIAD Pharmaceuticals, Inc. (“ARIAD”) and ARIAD Gene Therapeutics, Inc. (“AGTI”). The merger was approved on September 11, 2008 and effected on September 12, 2008. Unless you seek to exercise your appraisal rights, each outstanding share of AGTI common stock that you hold will be converted into two (2) shares of ARIAD common stock. In evaluating the merger, the independent and disinterested members of ARIAD’s board of directors consulted with outside legal and financial advisors retained by them in connection with the merger. The exchange ratio provided for in the merger was determined by the independent and disinterested directors after taking into account a number of factors they considered, including their understanding of the business and prospects of ARIAD and AGTI and a preliminary financial analysis received from their financial advisor based on, among other things, financial projections and other data relating to ARIAD and AGTI. ARIAD’s common stock is traded on the NASDAQ Global Market under the symbol “ARIA,” and on September 11, 2008, the day before the merger was publicly announced, the last reported sale price was $3.08 per share.
Please review the attached information statement carefully for information about the merger and your appraisal rights. Please note that this information statement is for information only and you are not being asked to vote on the merger. Because ARIAD owned 80% of the outstanding shares of AGTI common stock, it has already acted by written consent to approve the merger and the merger was consummated on September 12, 2008. Accordingly, no further approval is necessary. The information statement is being mailed on September 22, 2008 to the stockholders of record of AGTI immediately preceding the merger.
Sincerely yours,
/s/ Laurie Allen
Laurie A. Allen, Esq.
Senior Vice President,
Chief Legal Officer and Secretary
ARIAD PHARMACEUTICALS, INC.
26 LANDSDOWNE STREET • CAMBRIDGE, MASSACHUSETTS 02139-4234 • TELEPHONE 617 494 0400 • FACSIMILE 617 494 8144

ARIAD PHARMACEUTICALS, INC.
INFORMATION STATEMENT
Dated September 22, 2008
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined whether this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
See “Risk Factors” beginning on page 5 for important information you should consider.

APPENDICES

APPENDIX A:	Agreement and Plan of Merger, dated September 11, 2008,
by and between ARIAD Pharmaceuticals, Inc. and ARIAD
Gene Therapeutics, Inc.

APPENDIX B:	Section 262 of the Delaware General Corporation Law

i

This information statement incorporates important business and financial information about ARIAD Pharmaceuticals, Inc. that has been filed with the SEC that is neither included in nor delivered with this document. ARIAD will provide you with copies of this publicly available information, without charge, upon written or oral request to:
ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, MA 02139
Attention: Secretary
Tel.: (617) 494-0400
If you would like to request documents from us, you must do so by October 6, 2008.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
Q.	What is happening in the merger?

A.	On September 11, 2008, ARIAD Pharmaceuticals, Inc., or ARIAD, and ARIAD Gene Therapeutics, Inc., or AGTI, entered into an Agreement and Plan of Merger, hereinafter referred to as the merger agreement. Pursuant to the terms of the merger agreement, on September 12, 2008, AGTI was merged with and into ARIAD with ARIAD as the surviving company.

Q.	What will I receive in the merger?

A.	Each share of AGTI common stock that you own entitles you to receive two (2) shares of ARIAD common stock.

Q.	Why is there no stockholder vote?

A.	Prior to the merger, ARIAD owned 80% of the outstanding AGTI stock entitled to vote on the merger and on September 11, 2008, ARIAD approved the merger by written consent. This written consent to the merger met the stockholder approval requirements for the merger under Delaware law and AGTI’s certificate of incorporation and bylaws. Accordingly, no additional stockholder vote is necessary.

Q.	What rights do I have if I think the exchange ratio is too low?

A.	Under Delaware law, which governs the merger, you have the right to seek a judicial determination of the value of your AGTI common stock. This is called an appraisal. For information on what this means, you should read “The Merger—Appraisal Rights of Dissenting Stockholders of AGTI” beginning on page 27.

Q.	What do I need to do now?

A.	Nothing, unless you intend to seek appraisal rights, in which case you should follow the procedures described under “The Merger—Appraisal Rights of Dissenting Stockholders of AGTI” beginning on page 27. If you do not seek appraisal rights, you will receive written instructions and a letter of transmittal for converting your shares of AGTI common stock. Please do not send your share certificates until you receive the instructions and letter of transmittal.

Q.	Will the shares of ARIAD common stock I receive in exchange for shares of AGTI common stock be immediately tradable?

A.	The shares of ARIAD common stock to be issued in the merger will be issued by ARIAD in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act. Accordingly, the shares of ARIAD common stock you receive in the merger will be “restricted securities” and, as such, may not be transferred, sold or otherwise disposed of in the United States, except pursuant to a registration statement or an exemption from registration, such as Rule 144 under the Securities Act. ARIAD does not intend to file a registration statement covering the resale of the shares of ARIAD common stock issued in the merger. In general, under Rule 144, non-affiliates of ARIAD who hold their shares of ARIAD common stock for six months or more are entitled to sell such shares as long as current public information about ARIAD is available, and non-affiliates who have held their shares of ARIAD common stock for at least one year are entitled to sell such shares with no restrictions. ARIAD affiliates who hold their shares for at least six months are entitled to sell such shares subject to volume limitations, manner of sale provisions, notice requirements in specified circumstances and the availability of current public information about ARIAD.

Q.	Where can I find more information about ARIAD?

A.	More information about ARIAD is available from various sources described under “Where You Can Find More Information” on page 40.

SUMMARY
This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To better understand the merger and the issuance of shares of ARIAD common stock, you should read carefully this entire document and the documents to which we have referred you. See “Where You Can Find More Information” on page 40. Unless the content requires otherwise, references to “ARIAD,” “we,” “our,” and “us,” in this information statement refer to ARIAD Pharmaceuticals, Inc. and our subsidiaries.
The Companies
ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, MA 02139
(617) 494-0400
ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancers by regulating cell signaling with small molecules.  We are developing a comprehensive approach to patients with cancer that addresses the greatest medical need — aggressive and advanced-stage cancers for which current treatments are inadequate.  ARIAD’s goal is to build a fully integrated oncology company focused on novel, molecularly targeted therapies to treat solid tumors and hematologic cancers, as well as the spread of primary tumors to distant sites.
ARIAD’s lead cancer product candidate, deforolimus (previously known as AP23573), is an internally discovered, potent inhibitor of the protein mTOR, a “master switch” in cancer cells.  We are developing deforolimus in partnership with Merck & Co., Inc., or Merck, under a collaboration agreement signed in July 2007.  Pursuant to a global development plan established by us and Merck, we are developing deforolimus in multiple cancer indications, both as a single agent and in combination with various targeted agents.  In 2007, we initiated the first Phase 3 clinical trial of oral deforolimus in patients with metastatic soft-tissue and bone sarcomas.  During the third quarter of 2008, we initiated two Phase 2 clinical trials of deforolimus; the first in patients with metastatic, HER2-positive breast cancer and the second in patients with advanced endometrial cancer. We are planning to initiate additional clinical trials of deforolimus, including a Phase 2 clinical trial in prostate cancer, as part of our global development plan with Merck. Deforolimus is also being developed pursuant to license agreements with medical device companies for use on drug-eluting stents to prevent restenosis, or reblockage, of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty.  We have entered into two such license agreements to date, one with Medinol Ltd. and another with ICON Medical Corp., and we have retained the right to enter into one additional non-exclusive agreement in this area.
Our second product candidate, AP24534, is a novel multi-targeted kinase inhibitor that we believe has broad potential applications in cancer. In the second quarter of 2008, we initiated a Phase 1 clinical trial to evaluate AP24534 in refractory hematological cancers, including those with drug-resistant forms of chronic myeloid leukemia and acute myeloid leukemia. We also expect to initiate a clinical trial to evaluate oral AP24534 in patients with solid tumors.
We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-κB cell-signaling activity, hereinafter referred to as the ‘516 Patent, awarded to a team of inventors from The Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University.  We permit broad use of the NF-κB intellectual property, at no cost, by investigators at academic and not-for-profit institutions to conduct non-commercial research.  Our goal is to license the NF-κB technology to pharmaceutical and biotechnology companies that are conducting research to discover and develop drugs that modulate NF-κB cell signaling and/or that are marketing such drugs.  We have entered into two license agreements for use of its NF-κB cell-signaling technology for research and development purposes.  The ‘516 Patent is the subject of two outstanding lawsuits and a proceeding before the United States Patent and Trademark Office, or PTO.  See “Risk Factors” beginning on page 5 for a description of the status of these proceedings and related risks.
We have also developed a proprietary portfolio of cell-signaling regulation technologies, the ARGENT technology, to control intracellular processes with small molecules, which may be useful in the development of therapeutic vaccines and gene and cell therapy products and which provide versatile tools for applications in cell biology, functional genomics and drug discovery research.  ARIAD distributes the ARGENT technologies at no cost to academic investigators in the form of Regulation Kits to use in various research applications in an academic setting.  In addition, we have licensed the ARGENT technology to pharmaceutical and biotechnology companies for research and development and/or commercial purposes.

ARIAD Gene Therapeutics, Inc.
c/o ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, MA 02139
(617) 494-0400
Prior to the merger, AGTI was an 80%-owned subsidiary of ARIAD. The minority stockholders of AGTI included Harvey J. Berger, M.D., ARIAD’s Chairman and Chief Executive Officer, Jay R. LaMarche, ARIAD’s former Chief Financial Officer and a member of ARIAD’s board of directors, John D. Iuliucci, Ph.D., ARIAD’s Senior Vice President, Chief Development Officer, David L. Berstein, Esq., ARIAD’s Senior Vice President, Chief Intellectual Property Officer, several of our scientific advisors and former officers of ARIAD, Harvard University, and Stanford University.  AGTI owned or licensed from others the intellectual property related to the ARGENT technology and mTOR inhibitors, including deforolimus.
The Merger
Board Approvals; No Further Stockholder Approval Required
On September 11, 2008, the independent and disinterested members of the board of directors of ARIAD (all directors except Dr. Berger and Mr. LaMarche) unanimously approved the merger. Because they were stockholders of AGTI, Dr. Berger and Mr. LaMarche abstained from the vote of the ARIAD board of directors. The independent and disinterested directors of ARIAD are referred to herein as the “Independent Directors.” On September 11, 2008, the merger was also approved by AGTI’s sole director. For a more complete discussion on the corporate approvals, see “The Merger—Board Approvals; No Further Stockholder Approval Required” on page 19.
On September 11, 2008 ARIAD, which owned 80% of the outstanding common stock of AGTI, voted by written consent to approve the merger. ARIAD’s vote was sufficient to authorize the merger under Delaware law and the AGTI certificate of incorporation and bylaws. Accordingly, you are not being asked to vote on the merger. No vote of ARIAD’s stockholders was required.
The Merger Agreement
ARIAD and AGTI entered into the merger agreement on September 11, 2008, pursuant to which AGTI was merged with and into ARIAD on September 12, 2008 with ARIAD as the surviving company. Pursuant to the terms of the merger agreement, ARIAD’s certificate of incorporation and bylaws will continue as the certificate of incorporation and bylaws of the surviving company and ARIAD’s directors and officers will continue as the directors and officers of the surviving company.
The merger agreement is included as Appendix A to this information statement and the information set forth therein is incorporated by reference in this information statement.
What You Will Receive in the Merger
Unless you exercise your appraisal rights, each outstanding share of AGTI common stock that you own will be converted into two (2) shares of ARIAD common stock.
Reasons for the Merger
Prior to the merger, ARIAD provided 100% of the required funding (all funding other than funds received pursuant to licenses and agreements related to AGTI assets) of the costs of research and development programs of, and products being developed for, AGTI and was entitled to receive reimbursement on a cost plus 10% basis for all research and development services provided by ARIAD to AGTI, together with dividends or other payments it might receive in respect of its 80% ownership interest in AGTI. As of June 30, 2008, ARIAD had accrued an intercompany receivable of approximately $149.9 million, representing cumulative research and development costs incurred, including the 10% fee pursuant to the research and development agreement, net of all external funding received pursuant to these programs since AGTI’s inception in 1994.
ARIAD did not have a license agreement with AGTI in order to commercialize its product candidates, including deforolimus. All of the research and development activities of AGTI, including the development of deforolimus, have been conducted by ARIAD on behalf of AGTI pursuant to a research and development agreement. The agreement did not provide a mechanism for establishing a marketing plan or undertaking commercial activities on behalf of AGTI or for reimbursement to ARIAD of expenditure for such activities. The agreement provided that, upon demand by us, AGTI would either advance funds to

ARIAD or reimburse ARIAD, on a cost plus 10% basis, for all services provided by ARIAD associated with the research and development activities undertaken on AGTI’s behalf. However, AGTI had no independent funding or capital resources, and ARIAD has provided all required funding, as described in the immediately preceding paragraph, for research and development activities conducted on AGTI’s behalf since its inception.  Other than repayment of the amounts advanced by ARIAD to fund the research and development activities of AGTI on a cost plus 10% fee basis, ARIAD was not entitled to receive from AGTI any rights or other remuneration under the research and development agreement.  Accordingly, ARIAD’s future economic benefit from the potential commercialization of deforolimus and other such products on behalf of AGTI would have been in the form of dividends or other payments received in respect of ARIAD’s 80% ownership interest in AGTI.
There existed inherent conflicts of interest between ARIAD and AGTI due to these arrangements and the ownership of AGTI common stock by certain members of ARIAD’s board and management, including Dr. Berger and Messrs. LaMarche, Iuliucci, and Berstein, along with several of ARIAD’s scientific advisors.
For all of these reasons, ARIAD effectuated the merger in order eliminate the conflicts of interest which existed between ARIAD and AGTI, to ensure that ARIAD will receive benefits from the successful commercialization of its products proportionate to its investment and to create additional value for its stockholders.
In evaluating the merger, the Independent Directors consulted with outside legal and financial advisors. The exchange ratio provided for in the merger was determined by the Independent Directors after taking into account a number of factors they considered, including the Independent Directors’ understanding of the business and prospects of ARIAD and AGTI and a preliminary financial analysis received from the Independent Directors’ financial advisor based on, among other things, financial projections and other data relating to ARIAD and AGTI.
Certain Material Federal Income Tax Consequences
ARIAD expects the merger to be tax free to the stockholders of record of AGTI immediately prior to the merger.
Regulatory Approvals
We are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with, or approval that must be obtained, in connection with the merger.
Accounting Treatment
The acquisition by ARIAD of the 20% minority interest of AGTI will be accounted for by ARIAD by the purchase method of accounting in accordance with U.S. generally accepted accounting principles. Under the purchase method of accounting, the value of the consideration paid by ARIAD to AGTI’s stockholders will be allocated proportionately based on the fair value of the assets and liabilities of AGTI at the time of the merger.
Appraisal Rights of Dissenting AGTI Stockholders
If you decide to exercise your appraisal rights, Delaware law permits you to seek relief as a dissenting stockholder and have the “fair value” of your shares of AGTI common stock determined by a court and paid to you in cash.
This information statement constitutes a notice of appraisal rights. If you are an AGTI stockholder and wish to dissent, you must deliver to ARIAD within twenty days from the date of mailing of this information statement a written demand for appraisal of your shares. The information statement is being mailed on September 22, 2008 to the stockholders of record of AGTI immediately preceding the merger. For a more complete discussion of appraisal rights, see “The Merger—Appraisal Rights of Dissenting Stockholders of AGTI” on page 27.
The relevant provisions of Delaware law are technical in nature and complex. If you wish to exercise appraisal rights and obtain appraisal of the fair value of your shares, you may wish to consult with legal counsel because the failure to comply strictly with these provisions may result in waiver or forfeiture of your appraisal rights.
A copy of the relevant section of Delaware law governing this process is attached as Appendix B to this information statement.

RISK FACTORS
You should consider carefully the following risks, along with the other information contained or incorporated by reference in this information statement. The risks and uncertainties described below are not the only ones affecting ARIAD. Additional risks and uncertainties may also adversely affect our business and operations. If any of the following events actually occurs, our business, financial condition, results of operations and cash flows would likely suffer, possibly materially.
Risks Relating to Our Business
We have no product candidates that have been approved by the FDA or any foreign regulatory authority, and we and our partners may never succeed in obtaining regulatory approval for any products, developing marketable products or generating product revenues.
We are a biopharmaceutical company focused on the discovery and development of drugs to provide therapeutic intervention in treating human diseases at the cellular level.  As with all scientific endeavors, we face much trial and error, and we may fail at numerous stages along the way, which would inhibit us from successfully developing, manufacturing and marketing our drug candidates.
Our lead product candidate, deforolimus, is currently being developed by us in collaboration with Merck for cancer indications and by our partners, Medinol and ICON, for use in stents or other medical devices to reduce reblockage of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty.  We initiated the SUCCEED Phase 3 clinical trial of deforolimus in patients with metastatic sarcoma in the third quarter of 2007.  During the third quarter of 2008, we initiated two Phase 2 clinical trials of deforolimus; the first in patients with metastatic, HER2-positive breast cancer and the second in patients with advanced endometrial cancer. We are planning to initiate additional clinical trials of deforolimus, including a Phase 2 clinical trial in prostate cancer, as part of our global development plan with Merck. We filed an IND for AP24534 in late 2007. In the second quarter of 2008, we initiated a Phase 1 clinical trial to evaluate AP24534 in refractory hematological cancers. We also expect to initiate a clinical trial to evaluate oral AP24534 in patients with solid tumors.  We do not currently have any products on the market and have no product revenues.  Therefore, our success is substantially dependent on (1) our ability to work in collaboration with Merck to obtain marketing approval for deforolimus for metastatic sarcoma and other cancer indications, (2) the ability of our partners, Medinol and ICON, to obtain marketing approval for stents or other medical devices delivering deforolimus, and (3) our ability to successfully initiate and complete clinical development and obtain marketing approval for AP24534.
Neither we nor our partners have submitted any new drug applications for deforolimus, AP24534 or any other product candidate of ours to the FDA or foreign regulatory authorities for marketing approval.  Factors which could affect the ability to obtain regulatory approval and to achieve market acceptance and gain market share for deforolimus, AP24534 and any other product candidate of ours include, among other factors, product formulation, dose, dosage regimen, the ability to obtain timely and sufficient patient enrollment in clinical trials, the risk of occurrence of adverse side effects in patients participating in clinical trials, the ability to manufacture, directly or indirectly, sufficient and cost-effective quantities of product candidates, the ability to fund commercial development and to build or access a sales force in the marketplace, the ability to successfully differentiate product candidates from competitive product(s) and to sell, market and distribute, directly or indirectly, such product candidates.
In addition, positive results from early-stage clinical trials may not be replicated in later-stage Phase 3 clinical trials.  Similarly, positive results from preclinical studies of a product candidate may not be predictive of similar results in humans during clinical trials.  A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from the completed preclinical studies and clinical trials for deforolimus may not be predictive of the results to be obtained in the SUCCEED Phase 3 clinical trial, and the promising activity we have seen in AP24534 in preclinical studies may not be predictive of the results obtained in clinical trials.
Although we have entered into a collaboration agreement with Merck for the joint global development and commercialization of deforolimus, we do not currently have any partners to assist in developing and commercializing our other cancer product candidates.  We will depend heavily on Merck for the successful development and commercialization of deforolimus, particularly with respect to the commercialization of deforolimus outside of the United States.  We would expect to be dependent upon other partners, if we enter into arrangements with one or more of them, to successfully develop and commercialize our other cancer product candidates, including AP24534.  There can be no assurance that our collaboration with Merck will be successful or that we will be able to secure any other partners on terms favorable to us, or at all.

We and our medical device partners have limited experience in designing, conducting and managing the clinical trials necessary to obtain regulatory approval of stents or other medical devices that deliver small-molecule drugs.   We are dependent upon the success of Medinol and ICON and any future medical device partner to successfully develop, manufacture and market stents or other medical devices to deliver deforolimus to reduce blockage of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty.  If Medinol or ICON is not successful and/or if we are not able to enter into an  agreement with an additional medical device company experienced in the development, manufacture, and marketing of medical devices to deliver deforolimus, we will not be able to generate revenues from the marketing of stents or other medical devices that deliver deforolimus.
We do not expect to have any products on the market before 2010, at the earliest, and, ultimately, we and our partners may not have any products on the market for several years, if at all.  We and our partners may not succeed in developing or commercializing any products which will generate product revenues for our company.  If we and our partners are not successful in developing or marketing deforolimus or other product candidates, we will not be profitable.
If our collaboration with Merck relating to the development and commercialization of deforolimus is unsuccessful, our ability to commercialize deforolimus on a timely basis, or at all, could be affected and our business could be materially harmed.
In July 2007, we entered into a collaboration agreement with Merck for the joint global development and commercialization of deforolimus, our lead product candidate, for use in cancer.  Other than with respect to our collaborative efforts in developing deforolimus to date, we do not have a history of working together with Merck and cannot predict the success of this collaboration.  The collaboration involves a complex allocation of responsibilities, costs and benefits and provides for milestone payments to us upon the achievement of specified clinical, regulatory and sales milestones.
With respect to responsibilities and control over decisions, we and Merck have established a series of joint committees which are responsible for the development and commercialization of deforolimus.  Under the committee structure, if the committees are unable to reach a decision, the matter is referred to senior executives of the parties.  Each party has ultimate decision making authority with respect to a specified limited set of issues, and for all other issues, the matter must be resolved by consensus of the parties.  Accordingly, Merck’s failure to devote sufficient resources to the development and commercialization of deforolimus or the failure of the parties to reach consensus on development or commercialization activities may delay its clinical development, which could lead to the delay in payment of clinical and regulatory milestones under the collaboration agreement and may delay commercialization of deforolimus.
In addition, the collaboration agreement provides that, in certain circumstances, either party may opt out of conducting and funding certain late-stage clinical trials, which would result in changes in development and commercialization responsibilities and compensation arrangements.  Furthermore, the collaboration agreement may be terminated by Merck (i) based on an uncured breach by us, (ii) on or after the third anniversary of the effective date of the agreement by providing at least 12 months prior written notice, (iii) upon the failure of deforolimus to meet certain developmental and safety requirements, or (iv) after discussions between the parties, in the event Merck concludes that it is not advisable to continue the development of deforolimus for use in a cancer indication.  Any loss of Merck as a collaborator in the development or commercialization of deforolimus, any dispute over the terms of, or decisions regarding, the collaboration, or any other adverse developments in our relationship with Merck could result in our inability to fully develop and/or commercialize deforolimus, or at all, could materially harm our business and could accelerate our need for additional capital.
Insufficient funding may jeopardize our research and development programs and may require us to reduce our operations or prevent commercialization of our products and technologies.
We have funded our operations to date through sales of equity securities, debt, the upfront and milestone payments received from Merck, and, to a limited extent, operating revenues.  Most of our operating revenue to date has been generated through previous collaborative research and development agreements and existing licenses.  Although our collaboration agreement with Merck for the global development and commercialization of deforolimus is structured to provide substantial funding for the remaining development of deforolimus if we are successful in meeting specified milestones, we will require substantial additional funding for our other research and development programs (including pre-clinical development and clinical trials), for the pursuit of regulatory approvals and for establishing or accessing manufacturing, marketing and sales capabilities related to other product candidates, and for other operating expenses (including intellectual property protection and enforcement) as well as capital expenditures to maintain and improve our facility, equipment and systems.  We may from time to time access funding by issuing other securities in private placements or under our universal shelf registration statement under which we had $87.5 million available for issuance at June 30, 2008.  We may also from time to time seek additional funding from other product-based collaborations, technology licensing, issuance of debt, and public or private financings.  However, such additional funding may not be available on terms acceptable to us, or at all.  Accordingly, we may not be able to secure the significant funding which is required to maintain our operations or continue to fund current or future research and development programs at their current levels or at levels that may be required in the future.  If we cannot secure adequate financing, we may be required to reduce our operations, to delay, scale back, eliminate or terminate clinical trials for one or more of our other research and development programs, or to enter into licenses, settlements or other arrangements with third parties on terms that may be unfavorable to us to purchase, commercialize or otherwise obtain rights in our products, technologies or intellectual property.
We have incurred significant losses to date and may never be profitable.
We have incurred significant operating losses in each year since our formation in 1991 and have an accumulated deficit of $401.8 million through June 30, 2008.  Our losses have resulted principally from costs incurred in research and development of our product candidates, including clinical development of deforolimus and preclinical development of AP24534, and from general and administrative costs, including costs incurred to prosecute and protect our intellectual property, associated with our operations.  Although the collaboration with Merck is structured so that the expected milestone payments to be paid by Merck to us should largely offset our share of the costs of development of deforolimus over the first three years of the collaboration, it is likely that we will incur significant operating losses for the foreseeable future, and we expect such losses to increase as we advance AP24534 into clinical trials and begin to build a sales and marketing organization in anticipation of obtaining regulatory approval to market deforolimus in the United States, which approval may never occur.  We currently have no product revenues, limited license revenues and limited commitments for future licensing revenues, and may not be able to generate such revenues in the future.  If our losses continue and we and our existing partners or potential future partners are unable to successfully develop, commercialize, manufacture and market our product candidates and/or we are unable to enter into agreements and licenses of our intellectual property, we may never generate sufficient revenues to achieve profitability.  Even if we and our partners are able to commercialize products and we are able to enter into agreements or licenses in the future, we may never generate sufficient revenues to have profitable operations.
We have limited manufacturing experience and are dependent upon the ability of third parties, including Merck, to manufacture our product candidates, which raises uncertainty as to our ability to develop and commercialize our product candidates.
Under our collaboration with Merck, we are responsible for providing the active pharmaceutical ingredient used in deforolimus drug product and Merck will be responsible for the formulation of the finished product.  Under our agreements with Medinol and ICON, we are responsible for providing the deforolimus to be delivered by the stents or medical devices being developed by Medinol and ICON. We have no experience in manufacturing any of our product candidates on a large scale and have contracted and expect to continue to contract with third party manufacturers, including Merck, to provide material for clinical trials and potential commercial launch, and to assist in the development and optimization of our manufacturing processes and methods.  Our ability to conduct clinical trials and commercialize our product candidates will depend on the ability of such third parties to manufacture our products on a large scale at a competitive cost and in accordance with current good manufacturing practices, or cGMPs, and other regulatory requirements.  If we are not able to obtain contract manufacturing on commercially reasonable terms, obtain or develop the necessary materials and technologies for manufacturing, or obtain intellectual property rights necessary for manufacturing, or if our contract manufacturers fail to provide us with the quantities and quality of the products we require in a timely manner, we may not be able to conduct or complete clinical trials or commercialize our product candidates, including deforolimus.  There can be no assurance that we will be able to obtain such requisite terms, materials, technologies and intellectual property necessary to successfully manufacture our product candidates for clinical trials or commercialization.
We have limited experience in conducting clinical trials and are dependent upon the ability of third parties, including Merck, contract research organizations, collaborative academic groups, clinical trial sites and investigators, to conduct or to assist us in conducting clinical trials for our product candidates, which raises uncertainty as to our ability to develop and commercialize our product candidates.
We have limited experience in designing, initiating, conducting and monitoring the clinical trials necessary to obtain regulatory approval of our product candidates. Our collaboration agreement with Merck provides that the development and commercialization of deforolimus, our lead product candidate, will be jointly conducted pursuant to a global development plan.  Pursuant to the global development plan, in the third quarter of 2007, we initiated the SUCCEED Phase 3 clinical trial of deforolimus in patients with metastatic sarcoma. During the third quarter of 2008, we initiated two Phase 2 clinical trials of deforolimus; the first in patients with metastatic, HER2-positive breast cancer and the second in patients with advanced endometrial cancer. We are planning to initiate additional clinical trials of deforolimus, including a Phase 2 clinical trial in prostate cancer, as part of our global development plan with Merck.  Together with the efforts of Merck, contract research organizations, advisory boards, review committees, collaborative academic groups, clinical trial sites and investigators, we are heavily dependent on our and their ability to successfully initiate, enroll, conduct and monitor our SUCCEED Phase 3 clinical trial and other clinical trials of deforolimus, particularly outside the United States. In particular, we are dependent upon the review, advice and/or services of several independent committees, consultants and contractors with respect to protocol design, patient enrollment, data monitoring, radiology review, pathology and drug distribution to clinical trial sites for our SUCCEED trial and other clinical trials of deforolimus. We are also dependent upon our ability and the ability of Merck and our contractors to coordinate with us and to timely and accurately collect and report to regulatory authorities worldwide the patient data generated in our SUCEED trial and other clinical trials of deforolimus. We, Merck, and our respective contractors, collaborative academic groups, clinical trial sites or investigators may lack sufficient personnel, technology, expertise, experience or resources to effectively initiate clinical trial sites, recruit and enroll patients, conduct and monitor clinical trials, and to collect and report patient data relating to our SUCCEED trial or other clinical trials of deforolimus, either generally or in specific countries.
We also filed an IND for AP24534 in late 2007, and in the second quarter of 2008, we initiated a Phase 1 clinical trial to evaluate AP24534 in refractory hematological cancers. We also expect to initiate a clinical trial to evaluate AP24534 in patients with solid tumors. We do not currently have a commercial partner for the development of AP24534 and are dependent upon our ability and/or the ability of our contractors, collaborative academic groups, clinical trial sites and investigators, to successfully design, initiate, conduct and monitor clinical trials of AP24534. Failure by us or our partners, contractors, collaborative academic groups, clinical trial sites or investigators to timely and effectively initiate, conduct and monitor our clinical trials could significantly delay or materially impair our ability to complete clinical trials and/or obtain regulatory approval of deforolimus, AP24534 or our other product candidates and, consequently, could delay or materially impair our ability to generate revenues therefrom.
We will continue to expend significant resources on the enforcement and licensing of our NF-κB patent portfolio and may be unable to generate material revenues from these efforts if we are unable to enforce against, or license our NF-κB patents to, pharmaceutical and biotechnology companies.
We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-κB cell-signaling activity, hereinafter referred to as the ‘516 Patent, awarded to a team of inventors from The Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University. Dr. David Baltimore, the former president of the California Institute of Technology and one of our consultants and scientific founders, is a lead inventor of the ‘516 Patent and a member of the board of directors of Amgen Inc. We have a licensing program to generate revenues from the discovery, development, manufacture and sale of products covered by our NF-κB patent portfolio. These patents have been, and in the future may be, challenged and may be subsequently narrowed, invalidated, declared unenforceable or circumvented, any of which could materially impact our ability to generate licensing revenues from them.
We are currently engaged in two litigations concerning the ‘516 Patent. Together with the academic institutions, we filed a lawsuit in June 2002 in the United States District Court for the District of Massachusetts, against Lilly, alleging infringement of certain claims of the ‘516 Patent through sales of Lilly’s osteoporosis drug, Evista ®, and its septic shock drug, Xigris®. Both a jury and a bench trial were held in this case in 2006. We prevailed with favorable verdicts in both trials followed by entry of a final Judgment in September 2007. Lilly then filed a notice of appeal on March 10, 2008 to the U.S. District Court with the U.S. Court of Appeals for the Federal Circuit (the “CAFC”). We expect the briefing for the appeal to be completed in October 2008, after which the CAFC will schedule oral argument on the issues presented for appeal. We are also the defendant in a lawsuit filed by Amgen and certain affiliated entities in the U.S. District Court for the District of Delaware (the “Delaware Court”) seeking a declaratory judgment that each of the claims contained in the ‘516 Patent is invalid and that Amgen has not infringed any of the claims of the ‘516 Patent based on activities related to Amgen’s products, Enbrel ® and Kineret®. We have filed a counterclaim against Amgen which, for purposes of trial, alleged infringement of the ‘516 Patent based on activities related to Enbrel. On September 19, 2008, the Delaware Court issued a series of rulings pursuant to which, among other things, it granted Amgen’s motion for summary judgment of noninfringement of seven claims of the ‘516 Patent asserted against Amgen based on activities related to Enbrel. The Delaware Court found that administration of Enbrel falls outside the scope of the asserted claims based on the Delaware Court’s interpretation of these claims to exclude extracellular methods of reducing NF-κB activity. Based on these rulings, the remaining issues to be tried in this case include the validity of the seven claims of the ‘516 patent asserted against Amgen and the enforceability of the ‘516 Patent. A pretrial conference is scheduled for October 15, 2008, with trial scheduled to commence on November 3, 2008. In addition, upon requests filed by Lilly and by a third party, the PTO is reexamining the patentability of certain claims of the ‘516 Patent in reexamination proceedings that are currently pending. See a description of these matters in the section entitled “Legal Proceedings” in the Company’s Annual Report on Form 10-K as of December 31, 2007, Form 10-Q as of March 31, 2008 and Form 10-Q as of June 30, 2008.

We cannot provide any assurance that other third parties, who may be infringing our NF-κB patents, will not seek to initiate similar, further proceedings for declaratory relief or reexamination with regard to the ’516 Patent or other NF-κB patents. As exclusive licensee of the ’516 Patent, we are obligated for the costs expended for its prosecution in the PTO, for its enforcement in the above noted litigations and otherwise.  Therefore, we will continue to expend significant capital and management resources pursuing these matters in court and in the reexamination process in the PTO, and the outcome is uncertain.
If the Delaware Court’s rulings on claim construction and summary judgment of noninfringement of the claims asserted in the Amgen litigation are not appealed by us, or are upheld on appeal by the CAFC, and/or if we do not prevail on appeal in the Lilly litigation, and/or if some or all of the claims of the ’516 Patent are invalidated by the PTO or in the courts or found by the courts to be unenforceable, we will not realize any revenues on sales of the above-named products, and could be liable under certain limited circumstances in these litigation proceedings for litigation costs and potentially attorneys’ fees.  Additionally, although we have prevailed in the jury and bench trials in the Lilly litigation, the damages awarded to us and the other Plaintiffs could be subsequently eliminated or limited by an adverse ruling upon appeal, or in the event that the claims of the ’516 Patent are invalidated by the PTO. Likewise, the claims of the ‘516 Patent asserted against Amgen could be invalidated or held to be unenforceable at trial or on appeal in the Amgen litigation or invalidated by the PTO.  Invalidation of any of the claims of the ’516 Patent by the PTO or in the courts would have a significant adverse impact on our ability to generate revenues from our NF-κB licensing program from any potential licensee.  Moreover, significant expenditures to enforce these patent rights, particularly with respect to the pending litigation initiated by Amgen, without generating revenues or accessing additional capital or other funding, could adversely impact our ability to further our clinical programs and our research and development programs at the current levels or at levels that may be required in the future.
The loss of key members of our scientific and management staff could delay and may prevent the achievement of our research, development and business objectives.
Our performance as a specialized scientific business is substantially dependent on our key officers and members of our scientific staff responsible for areas such as drug development, clinical trials, regulatory affairs, drug discovery, manufacturing, marketing, business development and intellectual property protection and licensing.  We also are dependent upon a few of our scientific advisors to assist in formulating our research and development strategy.  While we have entered into employment agreements with all of our executive officers, these officers may terminate their employment with us at any time.  The loss of, and failure to promptly replace, any member of our management team could significantly delay and may prevent the achievement of our research, development and business objectives.
We are dependent upon the ability of our medical device partners to develop, manufacture, test and market stents or other medical devices to deliver deforolimus.
We have no experience in the development of medical devices and do not intend ourselves to develop stents or other medical devices to deliver deforolimus.  Instead, we have granted two licenses (to Medinol and to ICON) and, under those license agreements, we may grant one additional license, under our rights to deforolimus to a medical device company for its use in developing and commercializing such medical devices to reduce blockage of injured vessels following stent-assisted angioplasty.
While we expect to supply deforolimus to our medical device partners and any additional partner, we will be otherwise dependent upon them to develop and commercialize stents or other medical devices to deliver deforolimus.  Such medical device partners have varying degrees of scientific, technical, medical and regulatory experience and resources to, directly or through third parties, develop, manufacture, test or market stents or other medical devices to deliver deforolimus.  Their ability to conduct clinical trials and commercialize such medical devices will be dependent on both the safety profile of their medical devices and deforolimus, as well as their ability to manufacture and supply medical devices for clinical trials and marketing purposes and our ability to manufacture and supply deforolimus, either directly or through third parties, at a competitive cost and in accordance with cGMPs and other regulatory requirements.  Although, under our collaboration with Merck, Merck is responsible for the formulation of deforolimus finished product for indications covered by the collaboration, we depend upon third-party manufacturers or collaborative partners for the production of deforolimus for clinical trials to be conducted by our medical device partners, and we intend to use third-party manufacturers to produce deforolimus on a commercial scale, if any partner receives regulatory approval.  Our reliance on third-party manufacturers and their potential inability to meet our supply commitments to one or more of our partners could adversely impact the ability of our partners to commercialize stents or other medical devices to deliver deforolimus.

We anticipate that our partners will seek to develop and commercialize stents or other medical devices to deliver deforolimus that do not infringe third-party patents.  However, there can be no assurance that the devices delivering deforolimus marketed by our partners will not be subject to third-party claims.  Furthermore, the patents issued to us or our partners covering deforolimus and/or medical devices, including stents, may be subject to challenge and may be subsequently narrowed, invalidated or circumvented.  Either such event would adversely impact the ability of one or more of our partners to market their stents or other medical devices to deliver deforolimus.
Our existing license agreements with Medinol and ICON allow either party to terminate under certain circumstances, including our partner’s reasonable business judgment that development of a medical device to deliver deforolimus is not feasible.  Accordingly, Medinol or ICON may be unable to develop a medical device to deliver deforolimus and we may also not be able to enter into any additional licensing agreements with any other medical device companies to develop such devices on terms which are acceptable to us, or at all.  Our inability to enter into such transactions, or the inability of one or more of our partners to develop or commercialize stents or other medical devices to deliver deforolimus for any reason, will adversely impact our ability to generate revenues from any licenses of deforolimus.
We may not be able to protect our intellectual property relating to our research programs, technologies and product candidates.
We and our licensors have issued patents and pending patent applications covering research methods useful in drug discovery, new chemical compounds discovered in our drug discovery programs including, among others, deforolimus, certain components, configurations and uses of our cell-signaling regulation technologies and products-in-development, methods and materials for manufacturing our products-in-development and other pharmaceutical products and methods and materials for conducting pharmaceutical research.  We have a licensing program to generate revenues from the use of our ARGENT cell-signaling regulation technologies and our NF-κB intellectual property.  Pending patent applications may not issue as patents and may not issue in all countries in which we develop, manufacture or sell our products or in countries where others develop, manufacture and sell products using our technologies.  In addition, patents issued to us or our licensors may be challenged, as is the case with the PTO proceeding and the Lilly and Amgen litigations regarding the NF-κB ’516 Patent, and they may be subsequently narrowed, invalidated or circumvented.  In that event, such patents may not afford meaningful protection for our technologies or product candidates, which would materially impact our ability to develop and market our product candidates and to generate licensing revenues from our patent portfolio.  Certain technologies utilized in our research and development programs are already in the public domain.  Moreover, a number of our competitors have developed technologies, filed patent applications or obtained patents on technologies, compositions and methods of use that are related to our business and may cover or conflict with our patent applications, technologies or product candidates.  Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications.  If a third party were to obtain intellectual property protection for any of the foregoing, we may be required to challenge such protection, terminate or modify our programs impacted by such protection or obtain licenses from such third parties, which might not be available or acceptable terms or at all.  Also, if a third party were to introduce a product into the market which we believe infringes our patents, we may be required to enforce our patent rights or seek to obtain an injunction or other relief, which could be time consuming or expensive.
We may be unable to develop or commercialize our product candidates if we are unable to obtain or maintain certain licenses on commercial terms or at all.
We have entered, and will continue to enter, into agreements with third parties to test compounds, blood and tissue samples, to perform gene expression analysis and to develop biological tests for use with our product candidates, which testing may yield new inventions and discoveries requiring us to obtain licenses in order to exclusively develop or market new products, alone or in combination with our product candidates, or to develop or market our product candidates for new indications.  We have also entered into license agreements for some of our technologies.  We use third parties to test blood and tissue samples and other biological materials in our clinical programs and to develop biological tests, with respect to which we may be required to obtain licenses or pay royalties or other fees in order to commercialize such tests for use with our product candidates.  We also use gene sequences or proteins encoded by those sequences and other biological materials in each of our research programs which are, or may become, patented by others and to which we would be required to obtain licenses in order to develop or market our product candidates.  Manufacturing and/or use of our products may also require licensing biological materials, technologies and intellectual property from third parties.  Our inability to obtain any one or more of these licenses, on commercially reasonable terms, or at all, or to circumvent the need for any such license, could cause significant delays and cost increases and materially affect our ability to develop and commercialize or prevent us from developing and commercializing our product candidates.  Obtaining licenses for these discoveries, materials and technologies may require us to make cumulative royalty payments or other payments to several third parties, potentially reducing amounts paid to us or making the cost of our products commercially prohibitive.

Some of our licenses obligate us to exercise diligence in pursuing the development of product candidates, to make specified milestone payments and to pay royalties.  In some instances, we are responsible for the costs of filing and prosecuting patent applications and actions to enforce our rights against infringers.  These licenses generally expire upon the earlier of a fixed term of years after the date of the license or the expiration of the applicable patents, but each license is also terminable by the other party upon default by us of our obligations.  Our inability or failure to meet our diligence requirements or make any payments required under these licenses would result in a reversion to the licensor of the rights granted which, with respect to the licenses pursuant to which we have obtained exclusive rights, would materially and adversely affect our ability to develop and market products based on our licensed technologies.
Competing technologies may render some or all of our programs or future products noncompetitive or obsolete.
Many well-known pharmaceutical, healthcare and biotechnology companies, academic and research institutions and government agencies, which have substantially greater capital, research and development capabilities and experience than us or our potential partners, are presently engaged in one or more of the following activities:
•	developing products based on cell signaling, cancer biology, and computational chemistry;

•	conducting research and development programs for the treatment of the various disease indications in which we are focused; and

•	manufacturing, promoting, marketing and selling pharmaceutical or medical device products for treatment of diseases in all of the various disease indications in which we or our current or possible future partners are focused.
Some of these entities already have competitive products on the market or product candidates in clinical trials or in more advanced preclinical studies than we do.  Many of these entities also have substantially greater research, development, manufacturing and marketing resources and experience than us.  In particular, we are aware that Wyeth and Novartis have mTOR inhibitors on the market and/or in development which are competitive with deforolimus, our lead product candidate.  Additionally, PharmaMar has a marine derived antitumoral agent currently approved for the treatment of soft tissue sarcomas in Europe.  By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage.  Competing technologies may render some or all of our programs or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies.  If we are unable to successfully compete in our chosen markets, we will not become profitable.
If our product candidates are not accepted by patients, physicians and insurers, we will not be successful.
Our success is dependent on the acceptance of any approved products.  Our product candidates may not achieve market acceptance among patients, physicians or third-party payors, even if we obtain necessary regulatory and reimbursement approvals.  Physicians and health care payors may conclude that any of our product candidates are not as safe and/or effective as competing therapies or are not as attractive based on a cost/benefit analysis as alternative treatments.  Failure to achieve significant market acceptance of our product candidates will harm our business.  We believe that recommendations by physicians and health care payors will be essential for market acceptance of any product candidates.
If we are unable to establish sales, marketing and distribution capabilities or to enter into agreements with third parties to do so, we may be unable to successfully market and sell any products.
Pursuant to our collaboration with Merck, we will distribute, sell and with Merck co-promote deforolimus for all cancer indications in the United States, and Merck will distribute, sell and promote deforolimus outside the United States.  We are currently establishing a commercial oncology organization, but we have no experience in marketing or selling any products.  Accordingly, we may be unable to successfully, directly or indirectly, sell deforolimus or any other product candidates that we obtain marketing approval to sell.  If we are unable to effectively sell our products, our ability to generate revenues will be materially adversely affected.  We may not be able to hire, in a timely manner, the qualified sales and marketing personnel we need, if at all. In addition, we may not be able to enter into any marketing or distribution agreements on acceptable terms, if at all.  If we cannot establish sales, marketing and distribution capabilities as we intend, either by developing our own capabilities or entering into agreements with third parties, sales of future products, if any, may be harmed.

If we develop a product for commercial use, a subsequent product liability-related claim or recall could have an adverse effect on our business.
Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products.  Prior to obtaining regulatory approval to market our products, we or our partners are required to test such products in human clinical trials at health care institutions pursuant to agreements which indemnify such institutions in case of harm caused to patients by our products.  We may not be able to avoid significant product liability exposure resulting from use of our products.  A product liability-related claim or recall could be detrimental to our business.  In addition, except for insurance covering product use in our clinical trials, we do not currently have any product liability insurance, and we may not be able to obtain or maintain such insurance on acceptable terms, or we may not be able to obtain any insurance to provide adequate coverage against potential liabilities, including liabilities arising from our clinical trials.  Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products that we or our partners may develop.
Significant additional losses or insufficient funding may cause us to default on certain covenants of our loan documents.
At June 30, 2008, we had $13.7 million outstanding under a term loan agreement with a bank, pursuant to which we are required to maintain certain financial and non-financial covenants, including minimum cash, cash equivalents and investments of $17 million, a default of any of which would allow the bank to demand payment of its loan.  We currently have sufficient liquidity to fund payment of this loan if demand for payment were made.  However, if we are unable to raise adequate financing to fund continuing operations or otherwise to refinance our loan, we may not be able to maintain compliance with loan covenants, may be required to pay off the loan and may be required to reduce our spending on operations.
Risks Relating to Governmental Approvals
We have limited experience in conducting clinical trials, which may cause delays in commencing and completing clinical trials of our product candidates.
Clinical trials must meet FDA and foreign regulatory requirements.  We have limited experience in designing, conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approval for our product candidates in any country and no experience in conducting and managing post-approval studies of any products.  We or our collaborative partners may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate our clinical trials at any phase.  These problems could include the possibility that we may not be able to manufacture sufficient quantities of cGMP materials for use in our clinical trials, conduct clinical trials at our preferred sites, enroll a sufficient number of patients for our clinical trials at one or more sites, or begin or successfully complete clinical trials in a timely fashion, if at all.  Furthermore, we, our partners, the FDA or foreign regulatory agencies may suspend clinical trials of our product candidates at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks as a result of adverse events occurring in our trials or if we or they find deficiencies in the clinical trial process or conduct of the investigation.  If clinical trials of any of our product candidates fail, we or our partners will not be able to market the product candidate which is the subject of the failed clinical trials.  The FDA and foreign regulatory agencies could also require additional clinical trials before or after granting of marketing approval for any products, which would result in increased costs and significant delays in the development and commercialization of such products and could result in the withdrawal of such products from the market after obtaining marketing approval.  Our failure, or the failure of our partners, to adequately demonstrate the safety and efficacy of a product candidate in clinical development could delay or prevent obtaining marketing approval of the product candidate and, after obtaining marketing approval, data from post-approval studies could result in the product being withdrawn from the market, either of which would likely have a material adverse effect on our business.
We may not be able to obtain government regulatory approval to market our product candidates.
To date, neither we nor our partners have submitted a marketing application for any of our product candidates to the FDA or any foreign regulatory agency, and none of our product candidates has been approved for commercialization in any country.  Prior to commercialization, each product candidate will be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries.  We or our partners may not be able to obtain regulatory approval for any product candidates, or even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of the product subject to such restrictions.  Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended uses, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources.  Uncertainty with respect to meeting the regulatory requirements governing our product candidates may result in excessive costs or extensive delays in the regulatory approval process, adding to the already lengthy review process.  If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is proven safe and effective, as demonstrated by clinical trials, and may not include all of the indications necessary to successfully market the product.  Even though we have obtained orphan drug designation from the FDA and EMEA for deforolimus in bone and soft-tissue sarcomas, this designation may be challenged by others or may prove to be of no practical benefit. In addition, even though we have reached agreement on a Special Protocol Assessment, or SPA, with the FDA with respect to our SUCCEED Phase 3 clinical trial of deforolimus for metastatic sarcoma, the FDA is not obligated to approve deforolimus as a result of the SPA, even if the clinical outcome of the SUCCEED trial is positive.  Therefore, we cannot provide assurance that positive results in the SUCCEED trial will be sufficient for FDA approval of deforolimus.
We will not be able to sell our product candidates if we, Merck or our third-party manufacturers fail to comply with FDA or other regulations.
Under our Collaboration Agreement with Merck, we are responsible for providing the active pharmaceutical ingredient used in deforolimus drug product, and Merck will be responsible for the formulation of the finished product.  Under our agreements with Medinol and ICON, we are responsible for providing the deforolimus to be delivered by the stents or other medical devices being developed by Medinol and ICON.  Before beginning to commercially manufacture any product candidate, we or Merck must either secure manufacturing in an FDA approved manufacturing facility or obtain regulatory approval of a manufacturing facility and processes.  In addition, the manufacturing of our product candidates must comply with cGMP requirements of the FDA and similar requirements of regulatory agencies in other countries.  These requirements govern, among other things, quality control and documentation procedures.  We, Merck or any third-party manufacturer of key intermediates, active pharmaceutical ingredients, or product candidates, may not be able to comply with these requirements, which would prevent us from selling such products.  Material changes to the manufacturing processes after approvals have been granted are also subject to review and approval by the FDA or other agencies.  Post approval, such facilities are subject to continuing FDA and foreign regulatory inspections, and failure to comply with cGMPs or similar regulations can result in regulatory action up to and including cessation of shipment of product.  Failure to comply with the requirements of the FDA or other regulatory authorities could result in warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant approvals, restrictions on operations, or withdrawal of existing approvals.  Any of these actions could cause a loss of confidence in us and our products by patients and the medical community, which could adversely affect our business.
Even if we or our partners bring products to market, we or they may be unable to effectively price the products or obtain adequate reimbursement for sales of the products, which would prevent the products from becoming profitable.
If we or our partners succeed in bringing any product candidates to the market, they may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell such products on a competitive basis.  In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement from third-party payors, such as health maintenance organizations and other private insurance plans and governmental programs such as Medicare.  Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services.  Our business may be affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means.  In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing.  Similar government pricing controls exist in varying degrees in other countries.  In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products.  We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.
We are subject to the risks of a changing regulatory environment.
The manufacture, distribution and marketing of deforolimus and our other product candidates are subject to extensive ongoing regulation by the FDA and other regulatory authorities both within and outside the United States.  The healthcare industry is likely to undergo significant changes for the foreseeable future, and we cannot predict the effect of such future legislation and regulation.  However, such future legislation could include changes in the regulatory environment restricting us, Merck and/or our partners and third party manufacturers from manufacturing, importing, distributing or marketing deforolimus or other product candidates, which would adversely affect our business, financial condition, results of operations and cash flows.

We are subject to the risks of doing business globally.
We and our partners are subject to risks inherent in conducting business globally under the laws, regulations and customs of various jurisdictions and geographies.  Clinical and commercial manufacture of deforolimus by our third party manufacturers is, and for the foreseeable future will be, conducted outside the United States.  Significant clinical trials of deforolimus by us and Merck are both ongoing and planned in a variety of countries around the world.  Risks related to global operations include piracy of intellectual property, lack of exclusivity of clinical data, manufacturing quality control, currency exchange rates, nationalization, limitations or restrictions on imports, violations of U.S. or local laws, pricing restrictions, economic destabilization, instability, and disruption, destruction or lack of market acceptance of deforolimus or other product candidates due to the geographical location of manufacturing facilities, distribution facilities or customers.
Risks Relating to Our Common Stock
Results of our operations, general market conditions for biotechnology stocks and other factors could result in a sudden change in the value of our stock.
As a biopharmaceutical company, we have experienced significant volatility in our common stock.  In 2007, our stock price ranged from a high of $6.40 to a low of $3.84, and from January 1, 2008 through September 19, 2008, our stock price ranged from a high of $4.48 to a low of $2.10.  Factors that can contribute to such volatility may include: announcements regarding results and timing of preclinical studies and clinical trials; announcements regarding our collaborations and partnerships; evidence of the safety or efficacy of pharmaceutical products; announcements regarding product developments or regulatory approvals obtained by companies developing competing products; decisions by regulatory agencies that impact or may impact our product candidates; the results and timing of efforts by our partner or future partners to develop stents or other medical devices to deliver deforolimus; announcements of new collaborations; announcements of new equity or debt financings or of issuances under our equity financing commitment; failure to enter into collaborations; our funding requirements; announcements of technological innovations or new therapeutic products; developments relating to intellectual property rights, including licensing, litigation and governmental regulation and, in particular, our litigation with Lilly and with Amgen and reexamination proceedings in the PTO with respect to the ‘516 Patent; healthcare or cost-containment legislation; general market trends for the biotechnology industry and related high-technology industries; the impact of exchange rates for the U.S. dollar; the impact of changing interest rates and policies of the Federal Reserve; and public policy pronouncements.  These and other factors could have a significant impact on the value and volatility of our common stock in future periods.
Raising additional capital by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.
We may seek to raise the additional capital necessary to fund our operations through public or private equity offerings, debt financings, and collaboration and licensing arrangements.  To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect our stockholders’ rights.  Under an existing loan agreement with a bank, we are required to maintain certain financial and non-financial covenants, including covenants limiting or restricting our ability to incur additional debt or declare dividends.  If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.
Anti-takeover provisions of Delaware law, provisions in our charter and bylaws and our stockholders’ rights plan, or poison pill, could make a third-party acquisition of us difficult.
Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner.  In addition, our certificate of incorporation and our bylaws, each as currently in effect, also contain certain provisions that may make a third-party acquisition of us difficult, including:
•	a classified board of directors, with three classes of directors each serving a staggered three-year term;

•	the ability of the board of directors to issue preferred stock; and

•	the inability of our stockholders to call a special meeting.
We also have implemented a stockholders’ rights plan, also called a poison pill, which could make it uneconomical for a third party to acquire our company on a hostile basis.  These provisions, as well as Section 203, may discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over the current market price, and may limit the ability of our stockholders to approve transactions that they think may be in their best interests.
The shares of ARIAD common stock you receive in the merger will not be registered under the Securities Act of 1933, as amended, and will need to be resold in reliance upon an exemption from the registration requirements thereunder.
The shares of ARIAD common stock to be issued in the merger will be issued by us in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act. Accordingly, the shares of ARIAD common stock you receive in the merger will be “restricted securities” and, as such, may not be transferred, sold or otherwise disposed of in the United States, except pursuant to a registration statement or an exemption from registration such as Rule 144 promulgated under the Securities Act. We do not intend to file a registration statement covering the resale of the shares of ARIAD common stock issued in the merger. In general, under Rule 144, non-affiliates of ARIAD who have held our shares for six months or more are entitled to sell such shares as long as current public information about us is available, and non-affiliates who have held our shares for at least one year are entitled to sell such shares with no restrictions. In addition, our affiliates who have held our shares for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of our then-outstanding shares of common stock and (2) the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144, or, if no such notice is required, the date of the receipt of the order to execute the sale. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions, notice requirements in specified circumstances and the availability of current public information about us.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This information statement and the documents incorporated by reference in this information statement contain forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. These statements involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including those set forth above under “Risk Factors,” as well as any cautionary language in this information statement and in the documents incorporated by reference in this information statement.
Any forward-looking statements in this information statement and the documents incorporated by reference in this information statement are not guarantees of future performances, and actual results, developments and business decisions may differ from those expressed or implied by such forward-looking statements, possibly materially. Except as required by law, ARIAD disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

SELECTED HISTORICAL FINANCIAL DATA
(in thousands, except share and per share data)
ARIAD Selected Financial Data
The following unaudited selected consolidated financial data for each of the five years in the period ended December 31, 2007 are derived from our audited consolidated financial statements incorporated by reference herein. The following unaudited selected consolidated financial data for each of the six months in the periods ended June 30, 2008 and 2007 are derived from our unaudited condensed consolidated financial statements incorporated herein. The data should be read in conjunction with our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are incorporated herein from our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, or SEC, on March 17, 2008, and our unaudited condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are incorporated by reference herein from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on August 11, 2008. See “Where You Can Find More Information” on page 40.

						Six months ended
	Years ended December 31,					June 30,
	2003	2004	2005	2006	2007	2007	2008
Consolidated Statement of Operations Data:
License and collaboration revenue	$660	$742	$1,217	$896	$3,583	$379	$2,945

Operating expenses:
Research and development	14,889	27,711	45,916	43,312	39,565	21,563	22,702
General and administrative	5,547	9,442	12,261	21,251	24,712	11,301	15,178

Operating expenses	20,436	37,153	58,177	64,563	64,277	32,864	37,880

Loss from operations	(19,776)	(36,411)	(56,960)	(63,667)	(60,694)	(32,485)	(34,935)

Other income, net	50	838	1,478	1,739	2,172	529	657

Net loss	$(19,726)	$(35,573)	$(55,482)	$(61,928)	$(58,522)	$(31,956)	$(34,278)

Net loss per share	$(0.51)	$(0.69)	$(0.99)	$(0.99)	$(0.86)	$(0.48)	$(0.49)

Weighted average number of shares of common stock outstanding	39,036,073	51,294,160	56,283,948	62,679,807	68,215,803	67,215,100	69,339,484

	At December 31,					At June 30,
	2003	2004	2005	2006	2007	2008
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$66,740	$75,506	$81,516	$39,804	$85,198	$60,041
Working capital	61,587	68,874	65,971	25,859	64,591	40,388
Total assets	74,284	87,189	96,174	51,043	101,105	82,006
Long-term debt	6,575	7,655	5,735	3,815	—	12,250
Accumulated deficit	(156,043)	(191,616)	(247,098)	(309,026)	(367,549)	(401,826)
Stockholders’ equity (deficit)	59,326	67,440	71,378	30,262	(7,900)	(39,164)

AGTI Selected Financial Data
The following unaudited selected financial data for each of the periods presented are derived from the unaudited financial statements of AGTI, the books and records of which are maintained by ARIAD management.

						Six months ended
	Years ended December 31,					June 30,
	2003	2004	2005	2006	2007	2007	2008
Statement of Operations Data:
License and collaboration revenue	$438	$542	$1,042	$725	$3,433	$304	$2,870
Operating expenses
Research and development	12,020	22,491	45,929	40,213	31,300	16,716	19,834

Loss from operations	(11,582)	(21,949)	(44,887)	(39,488)	(27,867)	(16,412)	(16,964)
Other income, net	—	—	—	—	—	—	—

Net loss	$(11,582)	$(21,949)	$(44,887)	$(39,488)	$(27,867)	(16,412)	$(16,964)

Net loss per share	$(2.23)	$(3.91)	$(7.97)	$(7.01)	$(4.95)	$(2.91)	$(3.01)

Weighted average number of shares of common stock outstanding	5,195,779	5,618,556	5,635,116	5,635,116	5,635,116	5,635,116	5,635,116

	At December 31,					At June 30,
	2003	2004	2005	2006	2007	2008
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$—	$37	$37	$37	$37	$37
Total assets	3,351	3,369	3,193	2,927	7,194	7,890
Payable to ARIAD Pharmaceuticals, Inc.	84,340	98,016	142,943	182,566	129,308	149,875
Long-term debt	—	—	—	—	—	—
Accumulated deficit	(82,774)	(104,723)	(149,610)	(189,099)	(216,966)	(233,930)
Stockholders’ equity (deficit)	(82,101)	(95,592)	(140,479)	(179,967)	(207,835)	(224,799)

MARKET PRICE AND DIVIDEND DATA
Our common stock is traded on the NASDAQ Global Market under the symbol “ARIA”. The following table sets forth the high and low sales prices of our common stock as quoted on the NASDAQ Global Market for the periods indicated.

	High	Low
2008:
First Quarter	$4.48	$2.66
Second Quarter	3.72	2.37
Third Quarter (through September 19, 2008)	3.55	2.10

2007:
First Quarter	$5.68	$4.07
Second Quarter	5.80	4.19
Third Quarter	6.40	3.84
Fourth Quarter	5.29	4.05

2006:
First Quarter	$7.15	$5.44
Second Quarter	7.78	3.99
Third Quarter	4.91	3.27
Fourth Quarter	5.72	4.13
On September 11, 2008, the day before the merger was publicly announced, the last reported sale price of our common stock was $3.08 per share.
There was no established public trading market for shares of AGTI common stock.
Neither ARIAD or AGTI have paid or declared any cash dividends on their common stock. ARIAD does not anticipate paying any cash dividends on its common stock in the foreseeable future.

THE MERGER
General
We are furnishing this information statement to you in connection with the recently completed merger of ARIAD and AGTI, pursuant to which AGTI was merged with and into ARIAD on September 12, 2008. This information statement is to inform you of the merger and your appraisal rights under Delaware law. Your vote is not required for the merger because ARIAD, as the holder of 80% of the outstanding common stock of AGTI, approved the merger by written consent on September 11, 2008. As a result, no meeting or further approval or consent of the stockholders of AGTI is necessary.
Unless you seek to exercise your appraisal rights, each outstanding share of AGTI common stock that you hold will be converted into two (2) shares of ARIAD common stock. ARIAD’s common stock is traded on the NASDAQ Global Market under the symbol “ARIA,” and on September 19, 2008, the closing price for the common stock on the NASDAQ Global Market was $2.97 per share.
Board Approvals; No Further Stockholder Approval Required
The merger was unanimously approved by the Independent Directors on September 11, 2008. Because they were stockholders of AGTI, Dr. Berger and Mr. LaMarche abstained from the vote of the ARIAD board of directors.
On September 11, 2008, due to their conflict of interest as stockholders of AGTI and directors of ARIAD, Dr. Berger and Mr. LaMarche were removed as directors of AGTI by ARIAD, as the majority stockholder of AGTI. Immediately following the removal of Dr. Berger and Mr. LaMarche as the directors of AGTI, Laurie A. Allen, who serves as Senior Vice President, Chief Legal Officer and Secretary of ARIAD, was elected to serve as the sole director and officer of AGTI. On September 11, 2008, Ms. Allen, as the sole director and officer of AGTI, approved the merger at the direction of the ARIAD board of directors.
On September 11, 2008, ARIAD voted by written consent to approve the merger. ARIAD’s vote as the majority stockholder was sufficient to authorize the merger under Delaware law and the AGTI certificate of incorporation and bylaws. Accordingly, you are not being asked to vote on the merger.
The merger did not require the approval or vote of ARIAD’s stockholders.
The Merger Agreement
The merger agreement was entered into on September 11, 2008 and provides, in material part, as follows:
•	AGTI is to be merged with and into ARIAD with ARIAD as the surviving corporation;

•	after the effective time of the merger, all shares of AGTI common stock owned by ARIAD will be cancelled and each other share of AGTI common stock (other than such shares for which the holder properly exercises appraisal rights) will be converted into two (2) shares of ARIAD common stock;

•	after the effective time of the merger, the certificate of incorporation and bylaws of ARIAD prior to the merger are to continue in effect for the surviving company following the merger; and

•	after the effective time of the merger, the officers and directors of ARIAD prior to the merger are to continue as the officers and directors of the surviving company following the merger.
A certificate of merger was filed with the Secretary of State of the State of Delaware on September 12, 2008, and pursuant to the terms of the merger agreement, AGTI was merged with and into ARIAD effective as of September 12, 2008.
We have attached a copy of the merger agreement as Appendix A to this information statement and incorporate the merger agreement into this information statement by reference. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Reasons for the Merger
Prior to the merger, ARIAD provided 100% of the required funding (all funding other than funds received pursuant to licenses and agreements related to AGTI assets) of the costs of research and development programs of, and products being developed for, AGTI and was entitled to receive reimbursement on a cost plus 10% basis for all research and development services provided by ARIAD to AGTI, together with dividends or other payments it might receive in respect of its 80% ownership interest in AGTI. As of June 30, 2008, ARIAD had accrued an intercompany receivable of approximately $149.9 million, representing cumulative research and development costs incurred, including the 10% fee pursuant to the research and development agreement, net of all external funding received pursuant to these programs since AGTI’s inception in 1994.
ARIAD did not have a license agreement with AGTI in order to commercialize its product candidates, including deforolimus. All of the research and development activities of AGTI, including the development of deforolimus, have been conducted by ARIAD on behalf of AGTI pursuant to a research and development agreement. The agreement did not provide a mechanism for establishing a marketing plan or undertaking commercial activities on behalf of AGTI or for reimbursement to ARIAD of expenditure for such activities. The agreement provided that, upon demand by us, AGTI would either advance funds to ARIAD or reimburse ARIAD, on a cost plus 10% basis, for all services provided by ARIAD associated with the research and development activities undertaken on AGTI’s behalf. However, AGTI had no independent funding or capital resources, and ARIAD provided all required funding, as described in the immediately preceding paragraph, for research and development activities conducted on AGTI’s behalf since its inception.  Other than repayment of the amounts advanced by ARIAD to fund the research and development activities of AGTI on a cost plus 10% fee basis, ARIAD was not entitled to receive from AGTI any rights or other remuneration under the research and development agreement.  Accordingly, ARIAD’s future economic benefit from the potential commercialization of deforolimus and other such products on behalf of AGTI would have been in the form of dividends or other payments received in respect of ARIAD’s 80% ownership interest in AGTI.
There existed inherent conflicts of interest between ARIAD and AGTI due to these arrangements and the ownership of AGTI common stock by certain members of ARIAD’s board and management, including Dr. Berger and Messrs. LaMarche, Iuliucci, and Berstein, along with several of ARIAD’s scientific advisors. All of these ARIAD directors, officers and scientific advisors obtained their AGTI shares through exercise of AGTI stock options issued in 1994 and 1995. These options were issued pursuant to an AGTI stock option plan which was approved by ARIAD’s board of directors and stockholders.
For all of these reasons, ARIAD effectuated the merger in order eliminate the conflicts of interest which existed between ARIAD and AGTI, to ensure that ARIAD will receive benefits from the successful commercialization of its products proportionate to its investment and to create additional value for its stockholders.
In evaluating the merger, the Independent Directors consulted with outside legal and financial advisors. The exchange ratio provided for in the merger was determined by the Independent Directors after taking into account a number of factors they considered, including the Independent Directors’ understanding of the business and prospects of ARIAD and AGTI and a preliminary financial analysis received from the Independent Directors’ financial advisor based on, among other things, financial projections and other data relating to ARIAD and AGTI.
Background of the Merger
At the September 27, 2005 meeting of ARIAD’s board of directors, Dr. Berger, requested that Kevin G. Abrams, now of Abrams & Laster, LLP (referred to herein as A&L), outside Delaware counsel to ARIAD, and Laurie A. Allen, ARIAD’s Senior Vice President, Chief Legal Officer and Secretary, make a presentation to the board with respect to certain governance conflicts and related issues relating to AGTI. Ms. Allen provided an overview of the history of AGTI, as well as the relationship between AGTI and ARIAD. She explained that AGTI owned or licensed from others the intellectual property related to the ARGENT technology. AGTI also owned the mTOR inhibitors derived from its research programs, including deforolimus. She also summarized the material provisions of the research and development agreement between ARIAD and AGTI and intercompany account maintained to reflect the accounting treatment of amounts advanced by ARIAD to AGTI pursuant to the agreement. Ms. Allen addressed various actual and potential conflict issues involving the interests of ARIAD, AGTI and two members of ARIAD’s board of directors: Dr. Berger and Jay R. LaMarche, both of whom held shares of AGTI common stock. Mr. Abrams discussed the various options for a strategic transaction to allow ARIAD to acquire the 20% minority interest in AGTI not already owned by ARIAD. The board concluded that any such transaction between ARIAD and AGTI should be considered by the Independent Directors as a group, with the assistance of outside legal and financial advisors.
On December 13, 2005, the Independent Directors discussed ARIAD’s options with respect to AGTI. Ms. Allen led a background discussion focused on matters previously requested by the Independent Directors, including the AGTI financial statements, the specific terms of the research and development agreement between ARIAD and AGTI, certain historical evaluation materials, a schedule of key dates, and potential AGTI transaction structures. Thereafter, Mr. Abrams reviewed the terms, conditions, and timing considerations for a potential transaction between the two companies. The Independent Directors also considered a number of alternative transaction structures and/or agreements to address the conflicts and issues arising from the relationship between ARIAD and AGTI. The Independent Directors discussed how to value AGTI and agreed that any value attributed to AGTI must reflect a reasonable capital cost and appropriate risk premium. The Independent Directors assigned various directors to look into the possibility of entering into a licensing agreement between ARIAD and AGTI, to consider the appropriate valuation methodologies, to engage in due diligence regarding AGTI’s intellectual property, and to consider potential financial advisors to ARIAD.
On January 17, 2006, the Independent Directors delegated work on a potential strategic transaction with AGTI to a special committee comprised of Independent Directors. Peter J. Nelson, Mary Tanner, Burton E. Sobel, and Elizabeth H.S. Wyatt were appointed to the special committee and began to consider potential legal and financial advisors for a potential transaction between ARIAD and AGTI. This special committee then interviewed ten law firms and two financial consulting firms for potential retention to assist with their evaluation of the strategic alternatives for a potential transaction.
On April 11, 2006, the Independent Directors accepted the special committee’s recommendation to engage Morgan, Lewis & Bockius LLP, or Morgan Lewis, as lead counsel for the Independent Directors on the matters relating to AGTI, and to engage ARK Consulting to assist with the marketing and research information. Thereafter, the Independent Directors decided that, in light of the complexity and materiality of the transaction that was being contemplated, all of the Independent Directors should participate in the process. Accordingly, the special committee was dissolved and it was decided that Mr. Nelson, Chairman of the Audit Committee, would act as spokesperson for the Independent Directors in their communications with ARIAD, Morgan Lewis, Dr. Berger and Mr. LaMarche.
On June 10, 2006, the Independent Directors met with Dr. Berger to review the timeline for a potential transaction. At the request of the Independent Directors, their legal counsel, Morgan Lewis, undertook a thorough due diligence process to review all documents pertaining to AGTI, the status of its programs, ownership of its intellectual property, the intercompany account and the arrangements between ARIAD and AGTI. On September 27, 2006, the Independent Directors met with Morgan Lewis to discuss the results of their diligence review.
In November 2006, the Independent Directors interviewed various financial consultants and investment banking firms and subsequently engaged CIBC World Markets Corp. (n/k/a Oppenheimer & Co. Inc., or Oppenheimer) to act as financial advisor to the Independent Directors in connection with a proposed transaction with AGTI. On December 14, 2006, the Independent Directors met to discuss the potential transaction structure, timetable and financial and other matters, with the assistance of their financial advisor.
On January 13, 2007, Ms. Tanner resigned from the board effective immediately, due to time constraints relating to personal and other professional commitments.
On January 31, 2007, the Independent Directors and Dr. Berger discussed the feasibility of having Dr. Berger and Mr. LaMarche, in their capacities as stockholders of AGTI, engage in discussions with the Independent Directors concerning a proposed transaction between ARIAD and AGTI by which ARIAD could acquire the minority AGTI shares, including those owned by Dr. Berger and Mr. LaMarche. In connection with this discussion, Dr. Berger and Mr. LaMarche requested that ARIAD reimburse them, acting solely in their capacities as stockholders of AGTI, for fees and expenses in connection with their retention of legal and financial advisors to provide advice in connection with a proposed AGTI transaction. Thereafter, the Independent Directors and Dr. Berger and Mr. LaMarche began a series of discussions with respect to this request, as well as with respect to the retention of additional insurance coverage for Dr. Berger, Mr. LaMarche and the Independent Directors, in connection with a proposed AGTI transaction. As a result of these discussions, the board also considered the benefit of these agreements to ARIAD insofar as they might facilitate the consummation of a potential AGTI transaction with the AGTI stockholders due to the willingness by Dr. Berger and Mr. LaMarche, acting in their individual capacities as AGTI stockholders, to participate in discussions on this matter with the Independent Directors.
At the meeting of ARIAD’s board on June 19, 2007, the Independent Directors approved an agreement between ARIAD and Dr. Berger and Mr. LaMarche, in their capacity as AGTI stockholders, setting forth the framework governing all negotiations relating to the potential purchase by ARIAD of the AGTI shares owned by Dr Berger, Mr. LaMarche and potentially other AGTI stockholders. The agreement provided, among other things, that (i) non-public information exchanged in the course of considering the potential transaction would remain confidential; (ii) ARIAD would reimburse the reasonable expenses incurred by Dr. Berger and Mr. LaMarche for any legal and financial advice sought in regard to the potential transaction; (iii)

ARIAD would indemnify Dr. Berger and Mr. LaMarche for claims related to the potential transaction; and (iv) ARIAD would maintain liability insurance for the benefit of Dr. Berger and Mr. LaMarche.
In addition, the June 19, 2007 agreement with Dr. Berger and Mr. LaMarche permitted them to, among other things, receive in their respective individual capacities as minority stockholders of AGTI information confidential and proprietary to ARIAD and AGTI so that they might consult with their legal and financial advisors for the purpose of evaluating a possible transaction.  The June 19, 2007 agreement also confirmed that neither Dr. Berger nor Mr. LaMarche, acting in their individual capacities as minority stockholders of AGTI, had the authority to bind or obligate ARIAD or AGTI or any of the other stockholders of AGTI to enter into any possible transaction.  Furthermore, pursuant to that agreement, Dr. Berger and Mr. LaMarche agreed they would not, without the prior consent of ARIAD, disclose possible transaction discussions or other confidential information to any other minority AGTI stockholder.  The agreement, however, did not restrict ARIAD from communicating with, making a proposal to, providing confidential information to, or soliciting votes or consents from AGTI’s minority stockholders in connection with a proposed transaction.
On July 19, 2007, Dr. Berger and Mr. LaMarche, together with financial advisors retained by their legal counsel, met with members of ARIAD management and Mr. Nelson, as representative of the Independent Directors, to inform them of the status of AGTI’s programs. In connection with their review, due diligence materials were distributed to Dr. Berger’s and Mr. LaMarche’s legal counsel (and to the legal counsel’s financial advisors), as well as to the Independent Directors’ legal and financial advisors.
On August 23, 2007, the Independent Directors delegated the responsibility for overseeing, reviewing, recommending, and initially approving any transaction to ARIAD’s Audit Committee, consisting of Independent Directors Mr. Nelson, Mr. Kishbauch, and Ms. Wyatt. That day, the Audit Committee engaged Mr. Abrams of A&L to represent the Independent Directors in connection with any potential transaction between ARIAD and AGTI instead of Morgan Lewis. In addition, the board established a protocol (referred to herein as the “AGTI Protocol”) providing the Audit Committee with oversight authority to ensure that AGTI’s and ARIAD’s information was kept confidential and used appropriately. The AGTI Protocol precluded Dr. Berger and Mr. LaMarche from communicating with other AGTI stockholders about any potential AGTI transaction unless those stockholders had previously executed confidentiality agreements with ARIAD and agreed to maintain any disclosed information confidential.
At a meeting of ARIAD’s board on September 18, 2007, Mr. Abrams led a discussion concerning the matters relating to AGTI that had been approved by the board and by the Independent Directors. In November 2007, Dr. Berger suggested that negotiations pertaining to the potential transaction be suspended until the global development plan and the commercialization plan for deforolimus could be finalized by Merck and ARIAD. Dr. Berger and Mr. LaMarche expressed their concern that moving forward with an AGTI transaction while these joint plans and long-term financial projections were being finalized would be inappropriate given the strategic importance of the relationship with Merck. The Audit Committee instructed its counsel to continue to prepare for an eventual merger, and told Dr. Berger and Mr. LaMarche that it wished to continue discussions regarding a potential AGTI transaction during the pendency of the Merck/ARIAD discussions. On December 12, 2007, the board was informed by Ms. Allen that due diligence materials either had been provided or would be provided as they became available to assist the Independent Directors and Dr. Berger and Mr. LaMarche in assessing the value of AGTI.
In the first quarter of 2008, the Independent Directors and Dr. Berger and Mr. LaMarche (with the assistance of their respective legal and financial advisors) continued their evaluations of the due diligence materials relating to AGTI and its valuation.
On February 28, 2008, the Audit Committee and the other Independent Directors, together with the Independent Directors’ financial advisor, met with Dr. Berger and Mr. LaMarche, together with their legal counsel (and their legal counsel’s financial advisors) to discuss the possibility of a transaction by which ARIAD would acquire the minority AGTI shares in exchange for shares of ARIAD common stock. At this meeting, the Independent Directors proposed an exchange ratio of approximately 1:1 and explained their reasons for this initial conclusion.
On March 5, 2008, the board received an update on the due diligence process with respect to the commercial assessment for deforolimus.
On March 13, 2008, Mr. Nelson and Dr. Berger had a follow up discussion in which they agreed that their financial advisors should meet to discuss specific valuation issues and methodologies. On March 20, 2008, the financial advisors met to discuss matters relating to AGTI’s valuation.
On April 2, 2008, Dr. Berger and Mr. LaMarche, together with their legal counsel (and their legal counsel’s financial advisors), met with the Audit Committee members and other Independent Directors, together with the Independent Directors’ legal and financial advisors, and counsel to ARIAD from Mintz Levin, to discuss a potential transaction with AGTI to acquire the 20% minority interest. During that meeting, Dr.Berger and Mr. LaMarche proposed deferring further discussions regarding a potential AGTI transaction, indicating that they did not believe that this was the appropriate time to proceed with such a transaction and expressing concern over volatility in the capital markets and the potential impact of such volatility on ARIAD’s stock price. In addition, Dr. Berger and Mr. LaMarche, relying on information provided by their legal counsel’s financial advisors, indicated that a fair exchange ratio could be as high as 10:1.
The differences in the parties’ perspectives on the appropriate exchange ratios appeared to be the result of different assumptions concerning several key issues. Dr. Berger and Mr. LaMarche believed that a reduction of ARIAD’s intercompany receivable then outstanding from AGTI was an appropriate consideration based on application of generally accepted valuation methodologies, as well as the need to consider an adjustment relating to ARIAD’s sale of its 50% interest in the Hoechst-ARIAD Genomics Center, or the Genomics Center, in 1999 and a further discount to present value reflecting the potential timing of the repayment of the receivable. There was also a difference between the value ascribed by Dr. Berger and Mr. LaMarche, on the one hand, and the Independent Directors, on the other hand, relating to AGTI’s programs other than deforolimus in oncology (the “Non-oncology Programs”). Dr. Berger and Mr. LaMarche expressed the view that any valuation of AGTI should account for the potential future value of these Non-oncology Programs, which the Independent Directors felt to be in excess of the value which should be ascribed to these early-stage programs. The parties determined to revisit their perspectives on value and to consider further discussions with regard to these matters.
On April 11, 2008, the Independent Directors discussed ARIAD’s options regarding a potential transaction to acquire the minority interest in AGTI. At that meeting, the Independent Directors discussed with Oppenheimer financial aspects of a potential transaction. After discussion, the Independent Directors preliminarily determined that the appropriate merger exchange ratio should be approximately one ARIAD share for each outstanding AGTI share. On May 5, 2008, Independent Director Sandford D. Smith met with Dr. Berger to discuss the parties’ valuation differences regarding the potential transaction.
On May 6, 2008, the Independent Directors addressed the two most significant valuation differences relating to their negotiations with Dr. Berger: (i) the possible adjustment to AGTI’s financial statements based on the Genomics Center transaction (along with its effect on the balance due on the intercompany payable to ARIAD) and (ii) the valuation of AGTI’s Non-oncology Programs. The Independent Directors requested their financial advisor to take Dr. Berger and Mr. LaMarche’s position into consideration in connection with its financial review. The Audit Committee further instructed ARIAD’s Chief Financial Officer, Edward Fitzgerald, to conduct an assessment of the accounting by ARIAD for the sale of ARIAD’s 50% interest in the Genomics Center in 1999, in particular to determine whether any portion on the gain on sale should be reflected in the financial statements of AGTI.
On June 25, 2008, Mr. Nelson announced he would resign from the board effective August 29, 2008, due to time constraints relating to his other business commitments.
On August 15, 2008, the Independent Directors discussed with Mr. Fitzgerald his assessment of the accounting by ARIAD for the sale of ARIAD’s 50% interest in the Genomics Center. Mr. Fitzgerald explained that his assessment included a review of relevant documents maintained by ARIAD and interviews of a number of ARIAD employees at the time who had involvement with the Genomics Center operations and/or sale of ARIAD’s 50% interest in the Genomics Center. He indicated that, based on his review, he found no basis to recommend that any adjustment should be made to AGTI’s financial statements under generally accepted accounting principles related to the sale of ARIAD’s 50% interest in the Genomics Center.
At a meeting on August 21, 2008, the Independent Directors further discussed with Oppenheimer financial aspects of a potential transaction in light of the information received from Mr. Fitzgerald. Among other things, the Independent Directors: (i) disagreed with the valuation perspective of Dr. Berger and Mr. LaMarche and their legal counsel’s advisors; (ii) addressed Mr. Fitzgerald’s position regarding the Genomics Center transaction; (iii) discussed the potential impact on value associated with the initiation of two Phase 2 clinical studies, the anticipated receipt of milestone payments from Merck as a result of those studies, and the potential outcomes of ARIAD’s patent litigation; and (iv) took into consideration the change in the stock price of selected micro-cap oncology-focused biopharmaceutical companies and the increase to ARIAD of the intercompany receivable account over the prior months. The Independent Directors determined that, in light of these developments, an exchange ratio of two shares of ARIAD common stock for each outstanding share of AGTI common stock was acceptable. Following this meeting, the Independent Directors determined to make an offer to Dr. Berger and Mr. LaMarche to acquire their shares of AGTI stock based on the 2:1 exchange ratio.

On August 27, 2008, the Independent Directors conducted a teleconference with Dr. Berger and members of ARIAD management, during which he explained that he, Mr. LaMarche and Mr. Fitzgerald did not believe that a transaction to acquire the minority interest in AGTI should be pursued by ARIAD at that time in light of market volatility and the potential impact on ARIAD’s stock price, as well as investor reaction to such a transaction.
On August 28, 2008, the Independent Directors made a formal offer to Dr. Berger, in his individual capacity as an AGTI stockholder, to purchase his AGTI shares at a 2:1 exchange ratio. This offer was stated as non-negotiable and included a September 2, 2008 response deadline, provided for an equivalent exchange ratio for all AGTI stockholders to sell their AGTI shares to ARIAD, included mutual releases, and – if enough other AGTI minority stockholders agreed in separate transactions to exchange their shares on identical terms as Dr. Berger – committed ARIAD to a short-form merger in which any dissenting AGTI minority stockholders could seek to exercise their appraisal rights as a means to secure a judicial determination of the “fair value” of their AGTI shares. On September 2, 2008, Dr. Berger, along with Mr. LaMarche, rejected the offer. On September 2 and 9, 2008, Dr. Berger and Mr. LaMarche informed the Independent Directors of their disagreement with the timing of the proposed merger.
On September 10, 2008, the Independent Directors met to discuss whether to proceed with a long-form merger with AGTI without the prior acquisition of any AGTI shares by ARIAD. That evening, the members of ARIAD’s board conducted an informal meeting in which both sides expressed their positions on the merger proposal. Dr. Berger and Mr. LaMarche indicated that they would likely abstain from any vote by the board on the proposed merger transaction. Separately, the Independent Directors discussed who from ARIAD and AGTI would execute the various documents necessary to complete the merger.
On September 11, 2008, ARIAD’s full board met to address the proposed ARIAD/AGTI merger transaction. Mr. Abrams outlined the steps necessary to complete the transaction: (i) the adoption of resolutions by the ARIAD board approving the merger with AGTI; (ii) the execution of a written consent by ARIAD acting as AGTI’s majority stockholder to replace the AGTI board (Dr. Berger and Mr. LaMarche) with Ms. Allen, who would be directed to perform all merger-related tasks on AGTI’s behalf; (iii) the execution of a written consent by the sole AGTI director (to be signed by Ms. Allen) approving the merger; (iv) and the adoption of various agreements between ARIAD, AGTI and Ms. Allen deemed necessary by the Independent Directors and Ms. Allen to complete the merger. Also at this meeting, at the request of the Independent Directors, Oppenheimer reviewed with the board its preliminary financial analysis of the proposed 2:1 exchange ratio as more fully described below under “Preliminary Financial Analysis of the Financial Advisor to the Independent Directors.” The board conducted a lengthy discussion as to various aspects of the proposed transaction, including but not limited to the timing of the transaction, potential investor reaction to the transaction, and the proposed agreements with Ms. Allen. After meeting for approximately four hours, the merger was approved by a unanimous vote of the Independent Directors, who concluded that it was in ARIAD’s best interests and fair to ARIAD’s stockholders and the AGTI minority stockholders. Expressing their disagreement with the timing of the merger transaction and the amendments to Ms. Allen’s agreements, Dr. Berger and Mr. LaMarche abstained from the merger vote due to their interests in the transaction as AGTI stockholders.
Preliminary Financial Analysis of Financial Advisor to the Independent Directors
Oppenheimer was retained to act as exclusive financial advisor to the Independent Directors in connection with the merger. At a meeting of ARIAD’s board held on September 11, 2008 to evaluate the merger, at the request of the Independent Directors, Oppenheimer reviewed its preliminary financial analysis of the exchange ratio provided for in the merger. Oppenheimer was not requested to, and it did not, deliver an opinion in connection with the merger. Oppenheimer expressed no view as to, and its preliminary financial analysis does not address, the fairness of the exchange ratio to ARIAD, the holders of AGTI common stock or otherwise or any other terms, aspects or implications of, or any agreement, arrangement or understanding entered into in connection with, the merger or otherwise. Oppenheimer expressed no view as to, and its preliminary financial analysis does not address, ARIAD’s underlying business decision to proceed with or effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for ARIAD or the effect of any other transaction in which ARIAD might engage. Oppenheimer’s preliminary financial analysis was prepared solely for the Independent Directors for their use in connection with their evaluation of the exchange ratio from a financial point of view to ARIAD and may not be relied upon by any third party or used for any other purpose. Oppenheimer’s preliminary financial analysis does not constitute a recommendation to any stockholder as to how such stockholder should act with respect to any matters relating to the merger.
In preparing its preliminary financial analysis, Oppenheimer relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by ARIAD, AGTI and their respective employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the financial forecasts and estimates utilized by Oppenheimer in its preliminary financial analysis, Oppenheimer assumed, at the direction of the Independent Directors, without independent verification or investigation, that such financial forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of ARIAD’s management and the Independent Directors, as the case may be, as to the future financial condition and operating results of ARIAD and AGTI. Oppenheimer did not express any opinion as to the underlying valuation, future performance or long-term viability of ARIAD or AGTI, the actual value of ARIAD common stock when issued or the price at which ARIAD common stock will trade at any time and did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of ARIAD or AGTI.
Oppenheimer’s preliminary financial analysis was necessarily based on the information available to Oppenheimer and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer as of the date of its preliminary financial analysis. Oppenheimer has not updated, revised or reaffirmed its preliminary financial analysis and does not have any obligation to do so.
The following is a brief summary of Oppenheimer’s preliminary financial analysis.
Preliminary Sum-of-the-Parts Analyses
Oppenheimer performed separate preliminary sum-of-the-parts analyses of ARIAD and AGTI. These analyses were based on, in the case of ARIAD, the sum of the following: (1) 80% (to reflect ARIAD’s percentage equity ownership in AGTI) of the implied values of AGTI’s oncology and non-oncology programs relating to deforolimus, plus (2) the implied value of ARIAD’s oncology product candidate, AP24534, based on publicly available data relating to SGX Pharmaceuticals, Inc.’s licensing arrangement for its Bcr-Abl program, plus (3) the book value as of June 30, 2008 provided by ARIAD’s management of ARIAD’s outstanding intercompany receivable from AGTI, plus (4) the estimated present value, using a discount rate of 15%, of the potential award estimated by ARIAD’s management to be received by ARIAD in connection with its pending litigation involving NF-κB, plus (5) ARIAD’s net cash, calculated as cash and cash equivalents less debt, as of June 30, 2008 based on ARIAD’s public filings. In the case of AGTI, these analyses were based on the sum of the following: (1) the implied values of AGTI’s oncology and non-oncology programs relating to deforolimus, less (2) the book value as of June 30, 2008 provided by ARIAD’s management of AGTI’s outstanding intercompany payable to ARIAD, plus (3) milestone payments, based on information provided by ARIAD’s management, expected to be received by AGTI in the third quarter of calendar year 2008 from Merck in connection with the recent commencement by ARIAD and AGTI of two Phase 2 clinical studies (which milestone payments would reduce AGTI’s outstanding intercompany payable to ARIAD when transferred to ARIAD). In performing its preliminary sum-of-the-parts analyses, Oppenheimer utilized the following two types of analytical methodologies in order to derive implied values for AGTI’s oncology and non-oncology programs:
•	a selected companies methodology in which market values, based on closing stock prices as of September 9, 2008 and publicly available financial data, of the following seven selected publicly traded oncology-focused biopharmaceuticals companies were utilized: Antisoma Plc, ArQule, Inc., BioCryst Pharmaceuticals, Inc., Cytokinetics Incorporated, Dendreon Corporation, Poniard Pharmaceuticals Inc. and Synta Pharmaceuticals Corp.; and

•	a discounted cash flow methodology in which the estimated value of the future unlevered, after-tax cash flows attributable to AGTI’s oncology and non-oncology programs was discounted to present value as of June 30, 2008 using a discount rate of approximately 17%. The future unlevered cash flows were calculated based on the future cash flows that AGTI’s indications for sarcoma, endometrial cancer, breast cancer, prostate cancer and non-small cell lung cancer were forecasted by the Independent Directors to generate from calendar years 2008 through 2017 in the case of sarcoma and endometrial cancer, calendar years 2008 through 2021 in the case of breast cancer and non-small cell lung cancer and calendar years 2008 through 2020 in the case of prostate cancer. Cash flows attributable to an indication were probability-weighted as directed by the Independent Directors based on publicly available information to reflect the likelihood of obtaining regulatory approval to commercialize the indication. The discounted cash flow methodology also included terminal values using terminal revenue multiples of 4.0x to 5.0x.
The preliminary sum-of-the-parts analyses indicated an implied exchange ratio reference range, based on the implied per share equity reference ranges derived for ARIAD and AGTI, of 0.733x to 2.362x in the case of the selected companies methodology and 0.702x to 3.115x in the case of the discounted cash flow methodology.
This summary is not a complete description of the analyses performed and factors considered by Oppenheimer. The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses are not readily susceptible to summary description. In performing its preliminary financial analysis, Oppenheimer did not draw, in isolation, any conclusions from or with regard to any one factor or method of analysis or with respect to the factors and analyses considered as a whole, and none of the analyses performed by Oppenheimer was assigned greater significance by Oppenheimer than any other. Accordingly, Oppenheimer believes that its preliminary financial analysis and this summary must be considered as a whole and that selecting portions of analyses and factors, without considering all analyses and factors or the narrative description of such analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses.
In performing its preliminary financial analysis, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of such analysis, many of which are beyond the control of ARIAD and AGTI. No company used in Oppenheimer’s preliminary financial analysis is identical to ARIAD or AGTI, and an evaluation of the results of such analysis is not entirely mathematical. Rather, Oppenheimer’s preliminary financial analysis involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies analyzed.
The assumptions and estimates used in, and the results derived from, Oppenheimer’s preliminary financial analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s preliminary financial analysis is inherently subject to substantial uncertainty.
The type and amount of consideration payable in the merger were determined by the Independent Directors, and the decision to enter into the merger was solely that of the Independent Directors. Oppenheimer’s preliminary financial analysis was only one of many factors considered by the Independent Directors in their evaluation of the merger and should not be viewed as determinative of the views of the Independent Directors, the Board or management with respect to the merger or the exchange ratio.
Interests of Certain Persons in the Merger
See “Information Concerning AGTI—Outstanding Stock; No Public Trading Market” on page 33 and “Information Concerning AGTI—Executive Officers and Directors of AGTI; Security Ownership of Executive Officers and Directors of AGTI and Other Interests of Executive Officers and Directors of AGTI in the Merger” on page 33 for a discussion of the interests that certain affiliates of ARIAD have in the merger.
Certain Material Federal Income Tax Consequences
The following discussion summarizes the material federal income tax considerations relevant to the merger that are applicable to holders of AGTI common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described in this section.
The holders of AGTI common stock should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, such as:
•	stockholders who are dealers in securities;

•	stockholders who exercise their appraisal rights;

•	who are insurance companies or financial institutions;

•	who hold their shares as a hedge against currency risks, a constructive sale or a conversion transaction;

•	who are foreign persons or entities;

•	who do not hold their AGTI common stock as capital assets; or

•	who acquired their shares in connection with compensatory transactions (other than stockholders who acquired their shares through the exercise of compensatory, non-qualified stock options).

In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. Accordingly, holders of AGTI common stock are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.
The merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger qualifies as a reorganization, subject to the assumptions, limitations and qualifications referred to herein, the merger should result in the following federal income tax consequences:
•	No gain or loss will be recognized by holders of AGTI common stock solely upon their receipt in the merger of ARIAD common stock in exchange therefor.

•	The aggregate tax basis of the ARIAD common stock received by holders of AGTI common stock in the merger will be the same as the aggregate tax basis of the AGTI common stock surrendered in exchange therefor.

•	The holding period of the ARIAD common stock received by each holder of AGTI common stock in the merger will include the period for which the AGTI common stock surrendered in exchange therefor was held, provided that the AGTI common stock so surrendered was held as a capital asset at the time of the merger.

•	Neither ARIAD nor AGTI will recognize gain or loss solely as a result of the merger.
A successful challenge by the Internal Revenue Service to the reorganization status of the merger would result in the holders of AGTI common stock recognizing taxable gain or loss with respect to each share of AGTI common stock surrendered. The amount of gain or loss would be equal to the difference between the stockholder’s basis in such share and the fair market value, as of the effective time of the merger, of the ARIAD common stock received in exchange therefor. In such event, a stockholder’s aggregate basis in the ARIAD common stock so received would equal its fair market value as of the effective time of the merger, and the stockholder’s holding period for such stock would begin the day after the merger.
Regulatory Approvals
We are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with, or approval that must be obtained, in connection with the merger.
Accounting Treatment
The acquisition by ARIAD of the 20% minority interest of AGTI will be accounted for by ARIAD by the purchase method of accounting in accordance with U.S. generally accepted accounting principles. Under the purchase method of accounting, the value of the consideration paid by ARIAD to AGTI’s stockholders will be allocated proportionately based on the fair value of the assets and liabilities of AGTI at the time of the merger.
Appraisal Rights of Dissenting Stockholders of AGTI
AGTI stockholders who properly demand appraisal of their shares are entitled to have the fair value of their shares, appraised by the Court of Chancery of the state of Delaware under Section 262 of the Delaware General Corporation Law, or Section 262, and to receive payment for the “fair value” of those shares instead of the merger consideration. In order to be eligible for appraisal rights, however, an AGTI stockholder must strictly comply with the procedures described in Section 262. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights. The following is a summary of the principal provisions of Section 262. The following summary is not a complete statement of Section 262, and is qualified in its entirety by reference to Section 262, which is attached hereto as Appendix B and incorporated in this information statement by reference.
Notice Requirements. When stockholders have approved a merger agreement by written consent, Section 262 requires any stockholder wishing to exercise appraisal rights to, within 20 days after the date of mailing of notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Please note that the 20-day time period begins on the date that notice was mailed, not on the date you receive it, and that this information statement is notice. It constitutes ARIAD’s notice to the AGTI stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262, and is referred to in this section of the information statement as the notice of appraisal rights. The information statement was mailed to the AGTI stockholders on September 22, 2008.

Demand for Appraisal. In order to exercise appraisal rights, an AGTI stockholder must, among other things, within 20 days of the date of mailing of the notice of appraisal rights, demand in writing from ARIAD an appraisal of the stockholder’s shares of AGTI common stock. This demand will be sufficient if it reasonably informs ARIAD of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of the stockholder’s shares of AGTI common stock. If you do not make this demand within such 20 day period, your right to appraisal will be foreclosed. All demands should be delivered to ARIAD and addressed as follows: ARIAD Pharmaceuticals, Attention: Laurie A. Allen, Secretary, 26 Landsdowne Street Cambridge, Massachusetts 02139, re: AGTI Appraisal.
You will only be entitled to seek appraisal if you were a record holder of AGTI common stock at the effective time of the merger and at the time of making the demand referred to above.
This notice of appraisal rights constitutes statutory notice that beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights in a timely manner. However, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described above.
Filing of Petition. Within 120 days after the effective date of the merger, ARIAD or any AGTI stockholder who has complied with the requirements of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of AGTI common stock held by all AGTI stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on ARIAD. If no petition is filed within the 120-day period, the appraisal rights of all dissenting stockholders will terminate.
AGTI stockholders seeking to exercise appraisal rights should not assume that ARIAD will commence an appraisal proceeding by filing a petition with respect to the appraisal of the fair value of their shares or that ARIAD will initiate any negotiations with respect to the fair value of those shares. ARIAD is under no obligation to, and has no present intention to, take any action in this regard. Accordingly, AGTI stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the right to an appraisal to cease.
Hearing in Chancery Court. If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which AGTI stockholders have complied with Section 262 and who have become entitled to appraisal rights; then it will appraise the shares of AGTI common stock owned by those AGTI stockholders. The court will determine the fair value of those shares, taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, to be paid, if any, upon the fair value. Unless the court, in its sole discretion, determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.
Expenses. The costs of the proceedings (which do not include attorneys’ fees or expert fees) may be determined by the Court of Chancery and taxed upon the parties as the court deems equitable. Upon application of a dissenting stockholder, however, the Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney’s fees and the fees and expenses of experts) be charged pro rata against the value of all shares of AGTI common stock entitled to appraisal.
No Right to Vote or Receive Dividends. Any AGTI stockholder who has demanded appraisal in compliance with Section 262 will not, after the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the AGTI common stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.
Withdrawal. An AGTI stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party may withdraw a demand for appraisal at any time within 60 days after the effective date of the merger or thereafter may withdraw a demand for appraisal with the written approval of ARIAD. Notwithstanding the foregoing, if an appraisal proceeding is properly instituted, it may not be dismissed as to any AGTI stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery’s deeming the terms to be just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger.
AGTI STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS ALSO SHOULD BE AWARE THAT THE PRELIMINARY FINANCIAL ANALYSIS OF THE EXCHANGE RATIO PERFORMED BY THE INDEPENDENT DIRECTORS’ FINANCIAL ADVISOR IS NOT AN APPRAISAL OF FAIR VALUE UNDER SECTION 262. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN A LOSS OF AN AGTI STOCKHOLDER’S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY AGTI STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

INFORMATION CONCERNING ARIAD
Our Business and Strategy
ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancers by regulating cell signaling with small molecules. We are developing a comprehensive approach to patients with cancer that addresses the greatest medical need — aggressive and advanced-stage cancers for which current treatments are inadequate. Our goal is to build a fully integrated oncology company focused on novel, molecularly targeted therapies to treat solid tumors and hematologic cancers, as well as the spread of primary tumors to distant sites. Our business strategy is to:
•	build a fully integrated oncology company and become a leader in the discovery, development and commercialization of molecularly targeted oncology therapies;

•	broadly develop our lead oncology product candidates and build a pipeline of innovative follow-on product candidates;

•	enter into partnerships with major pharmaceutical or biotechnology companies, after obtaining definitive clinical data, to assist in developing our cancer product candidates and commercializing them in selected markets;

•	license our NF-κB and ARGENT cell-signaling regulation technologies to pharmaceutical and biotechnology companies; and

•	leverage the market potential of our product candidates by licensing them to other companies for development and commercialization in non-oncology indications or non-core applications.
Our Product Candidates
Our lead cancer product candidate, deforolimus (previously known as AP23573), is an internally discovered, potent inhibitor of the protein mTOR, a “master switch” in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism and angiogenesis.
We are developing deforolimus in partnership with Merck & Co., Inc., or Merck, under a collaboration agreement signed in July 2007. The collaboration agreement provides that we together with Merck will conduct a broad-based development program in multiple indications. The collaboration agreement provides that each party will fund 50% of global development costs, except that Merck will fund 100% of costs specific to development or commercialization of products outside the United States. The collaboration agreement establishes responsibilities for supply of the product for development and commercial purposes, promotion, distribution and sales of the product, governance of the collaboration, termination provisions and other matters.
In addition to cost-sharing provisions, the collaboration agreement provides for an up-front payment by Merck of $75 million, which was paid to us in July 2007; up to $452 million in milestone payments based on the successful development of deforolimus in multiple cancer indications, of which $13.5 million was paid to us in the fourth quarter of 2007 upon commencement of our Phase 3 clinical trial; and up to $200 million in milestone payments based on achievement of specified product sales thresholds. Merck has also agreed to provide us with up to $200 million in interest-bearing, repayable, development cost advances to cover a portion of our share of global development costs, after we have paid $150 million in global development costs. The collaboration agreement provides that each party will receive 50% of the profit from sales of deforolimus in the United States, and Merck will pay us tiered double-digit royalties on sales of deforolimus outside the United States.
Pursuant to a global development plan established by us and Merck, we are developing deforolimus in multiple cancer indications, both as a single agent and in combination with various targeted agents. In 2007, we initiated the first Phase 3 clinical trial of oral deforolimus in patients with metastatic soft-tissue and bone sarcomas. During the third quarter of 2008, we initiated two Phase 2 clinical trials of deforolimus; the first in patients with metastatic, HER2-positive breast cancer and the second in patients with advanced endometrial cancer. We are planning to initiate additional clinical trials of deforolimus, including a Phase 2 clinical trial in prostate cancer, as part of our global development plan with Merck.
Deforolimus is also being developed pursuant to license agreements with medical device companies for use on drug-eluting stents to prevent restenosis, or reblockage, of injured vessels following interventions in which stents are used in conjunction with balloon angioplasty. We have entered into two such license agreements to date, one with Medinol Ltd. and another with ICON Medical Corp., and have retained the right to enter into one additional non-exclusive agreement in this area.
Our second product candidate, AP24534, is a novel multi-targeted kinase inhibitor that we believe has broad potential applications in cancer and is wholly owned by us. Kinases are a large family of cell-signaling proteins that control many aspects of cell behavior, and are often inappropriately activated in cancer cells. In preclinical studies, AP24534 demonstrated potent inhibition of Bcr-Abl, a kinase that causes chronic myeloid leukemia as well as mutants of this kinase that cause resistance to other drugs. AP24534 also inhibits Flt3, a kinase involved in acute myeloid leukemia, as well as kinases that control angiogenesis, or new blood vessel formation, a process important in the progression of multiple solid tumors. AP24534 has undergone extensive preclinical testing, including efficacy and safety assessment studies, which indicate that it should be well tolerated at anticipated therapeutic dose levels in cancer patients.
In the second quarter of 2008, we initiated a Phase 1 clinical trial to evaluate AP24534 in refractory hematological cancers, including those with drug-resistant forms of chronic myeloid leukemia and acute myeloid leukemia. We also expect to initiate a clinical trial to evaluate oral AP24534 in patients with solid tumors.
We also have a focused drug discovery program centered on small-molecule therapies, molecularly targeted to cell-signaling pathways implicated in cancer. Our drug discovery program builds on our expertise in cell signaling, cancer biology, structure-based drug design and computational chemistry in designing and characterizing small-molecule drugs, such as deforolimus and AP24534, to treat disease.
Our Technologies
We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-κB cell-signaling activity, hereinafter referred to as the ‘516 Patent, awarded to a team of inventors from The Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University. NF-κB is a protein that can be generally thought of as a “biological switch” that can be turned off using these treatment methods to treat disorders such as inflammation, cancer, sepsis and osteoporosis. We permit broad use of our NF-κB intellectual property, at no cost, by investigators at academic and not-for-profit institutions to conduct non-commercial research. Our goal is to license our NF-κB technology to pharmaceutical and biotechnology companies that are conducting research to discover and develop drugs that modulate NF-κB cell signaling and/or that are marketing such drugs. We have entered into two license agreements for use of our NF-κB cell-signaling technology for research and development purposes. However, the ‘516 Patent is the subject of two outstanding lawsuits and a proceeding before the United States Patent and Trademark Office, or PTO. See “Risk Factors” beginning on page 5 for a description of the status of these proceedings and related risks.
We have also developed a proprietary portfolio of cell-signaling regulation technologies, our ARGENT technology, to control intracellular processes with small molecules, which may be useful in the development of therapeutic vaccines and gene and cell therapy products and which provide versatile tools for applications in cell biology, functional genomics and drug discovery research. We distribute our ARGENT technologies at no cost to academic investigators in the form of our Regulation Kits to use in various research applications in an academic setting. In addition, we have licensed the ARGENT technology to several pharmaceutical and biotechnology companies for research and development and/or commercial purposes.
Our Relationship with AGTI
Prior to the merger, AGTI was our 80%-owned subsidiary. Minority stockholders of AGTI included Harvey J. Berger, M.D., our Chairman and Chief Executive Officer, Jay R. LaMarche, our former Chief Financial Officer and a member of our board of directors, John D. Iuliucci, Ph.D., our Senior Vice President, Chief Development Officer, David L. Berstein, our Senior Vice President, Chief Intellectual Property Officer, several of our scientific advisors, Harvard University, and Stanford University. AGTI owned or licensed from others the intellectual property related to the ARGENT technology. AGTI also owned mTOR inhibitors derived from its research programs, including deforolimus.
Prior to the merger, ARIAD provided 100% of the required funding (all funding other than funds received pursuant to licenses and agreements related to AGTI assets) of the costs of research and development programs of, and products being developed for, AGTI and was entitled to receive reimbursement on a cost plus 10% basis for all research and development services provided by ARIAD to AGTI, together with dividends or other payments it might receive in respect of its 80% ownership interest in AGTI. As of June 30, 2008, ARIAD had accrued an intercompany receivable of approximately $149.9 million, representing cumulative research and development costs incurred, including the 10% fee pursuant to the research and development agreement, net of all external funding received pursuant to these programs since AGTI’s inception in 1994.
ARIAD did not have a license agreement with AGTI in order to commercialize its product candidates, including deforolimus. All of the research and development activities of AGTI, including the development of deforolimus, have been conducted by ARIAD on behalf of AGTI pursuant to a research and development agreement. The agreement did not provide a mechanism for establishing a marketing plan or undertaking commercial activities on behalf of AGTI or for reimbursement to ARIAD of expenditure for such activities. The agreement provided that, upon demand by us, AGTI would either advance funds to ARIAD or reimburse ARIAD, on a cost plus 10% basis, for all services provided by ARIAD associated with the research and development activities undertaken on AGTI’s behalf. However, AGTI had no independent funding or capital resources, and ARIAD has provided all required funding, as described in the immediately preceding paragraph, for research and development activities conducted on AGTI’s behalf since its inception. Other than repayment of the amounts advanced by us to fund the research and development activities of AGTI on a cost plus 10% fee basis, we were not entitled to receive from AGTI any rights or other remuneration under the research and development agreement. Accordingly, our future economic benefit from the potential commercialization of deforolimus and other such products on behalf of AGTI would have been in the form of dividends or other payments received in respect of our 80% ownership interest in AGTI.
Consequently, as the intercompany receivable increased to fund the development of deforolimus, in order to create additional value for ARIAD stockholders and to eliminate the conflicts of interest which existed between ARIAD and AGTI, the Independent Directors engaged in evaluating a variety of strategic alternatives with respect to acquiring the minority interest of AGTI that ARIAD did not own and retained outside legal and financial advisors to assist them in their evaluation. On September 11, 2008, the merger was approved by the boards of directors of ARIAD and AGTI and by ARIAD, as the 80% stockholder of AGTI. A certificate of merger was filed with the Secretary of State of the State of Delaware on September 12, 2008, and pursuant to the terms of the merger agreement, AGTI was merged with and into ARIAD effective as of September 12, 2008. See “The Merger—Background of the Merger” beginning on page 20 for a more detailed discussion of the background of the merger.
Additional Information
A detailed description of ARIAD’s business, executive compensation, various benefit plans, including stock option plans, voting securities and the principal holders thereof, certain relationships and related transactions, financial statements and other matters related to ARIAD is incorporated by reference from filings made by ARIAD with the SEC. See “Where You Can Find More Information” on page 40.

INFORMATION CONCERNING AGTI
Business
AGTI was an 80%-owned subsidiary of ARIAD established in 1994. AGTI owned or licensed from others the intellectual property related to the ARGENT technology. AGTI also owned mTOR inhibitors derived from its research programs, including deforolimus. All of the research and development activities of AGTI, including the development of deforolimus, have been conducted by ARIAD on behalf of AGTI pursuant to a research and development agreement. ARIAD provided 100% of the required funding (all funding other than funds received pursuant to licenses and agreements related to AGTI assets) of the costs of research and development programs of, and products being developed for, AGTI and was entitled to receive reimbursement on a cost plus 10% basis for all research and development services provided by ARIAD to AGTI, together with dividends or other payments it might receive in respect of its 80% ownership interest in AGTI. As of June 30, 2008, ARIAD had accrued an intercompany receivable of approximately $149.9 million, representing cumulative research and development costs incurred, including the 10% fee pursuant to the research and development agreement, net of all external funding received pursuant to these programs since AGTI’s inception in 1994. The research and development agreement did not provide a mechanism for establishing a marketing plan or undertaking commercial activities on behalf of AGTI or for reimbursement to ARIAD for expenditure for such activities. The agreement provided that, upon demand by ARIAD, AGTI would either advance funds to ARIAD or reimburse ARIAD, on a cost plus 10% basis, for all services provided by ARIAD associated with the research and development activities undertaken on AGTI’s behalf. However, AGTI had no independent funding or capital resources and ARIAD provided all required funding for research and development activities conducted on AGTI’s behalf since its inception. See also “Information Concerning ARIAD—Our Relationship with AGTI”
Outstanding Stock; No Public Trading Market
Immediately, prior to the merger, there were 5,635,116 shares of AGTI common stock outstanding, of which 4,509,052 shares, or 80% were owned by ARIAD. The remaining 1,126,064 shares, or 20%, were held of record by 19 stockholders, including the following individuals who are affiliates of ARIAD:

	Number of
	Shares of AGTI
	Common Stock	% of Total
	Owned	Outstanding
Harvey J. Berger, M.D.	178,571	3.2%
Chairman of the Board, Chief Executive Officer and President of ARIAD
Jay R. LaMarche	85,285	1.5%
Director of ARIAD
John D. Iuliucci. Ph.D.	35,714	0.6%
Senior Vice President, Chief Development Officer Of ARIAD
David L Berstein	14,285	0.3%
Senior Vice President, Chief Intellectual Property Officer of ARIAD
Other than ARIAD, there were no other stockholders of AGTI that beneficially owned in excess of 5% of the outstanding AGTI common stock. There has never been a public trading market for shares of AGTI common stock.
Executive Officers and Directors of AGTI; Security Ownership of Executive Officers and Directors of AGTI and Other Interests of Executive Officers and Directors of AGTI in the Merger
On September 11, 2008, due to their conflict of interest as stockholders of AGTI and directors of ARIAD, Dr. Berger and Mr. LaMarche were removed by ARIAD, as the majority stockholder of AGTI, as the directors of AGTI. Immediately following the removal of Dr. Berger and Mr. LaMarche as the directors of AGTI, Laurie A. Allen, who serves as Senior Vice President, Chief Legal Officer and Secretary of ARIAD, was elected to serve as the sole director and sole officer of AGTI. Prior to the merger, Dr. Berger and Mr. LaMarche owned the shares of AGTI as set forth above under "—Outstanding Stock; No Public Trading Market.” Ms. Allen did not own any shares of AGTI common stock.

In connection with Ms. Allen’s appointment as the sole director and officer of AGTI, on September 11, 2008, ARIAD’s board of directors authorized entry by ARIAD or AGTI into, or amendment of, the following agreements with Ms. Allen:
•	Indemnity Agreement with ARIAD. ARIAD entered into an indemnity agreement with Ms. Allen that updated the provisions of ARIAD’s existing indemnification agreement with Ms. Allen. Pursuant to the terms of a new indemnity agreement, ARIAD shall indemnify, hold harmless and exonerate Ms. Allen in connection with any Proceeding (as defined in the agreement) to which she was, is or is threatened to be made a party, subject to specified exclusions. The agreement also provides for indemnification of all expenses actually and reasonably incurred in connection with such proceedings, as well as the right to advancement of expenses. The agreement continues in effect during the period Ms. Allen serves as an officer or director of ARIAD, or any other enterprise for which she serves at the request of ARIAD, and continues thereafter for so long as she may be subject to a proceeding.

•	Indemnity Agreement with AGTI. AGTI also entered into an indemnity agreement with Ms. Allen, the terms of which are exactly the same as the terms set forth above with respect to the indemnity agreement by and between ARIAD and Ms. Allen This agreement was assumed by ARIAD in connection with the merger.

•	Amendment to Employment Agreement. Ms. Allen’s employment agreement with ARIAD, dated March 4, 2002, as amended, was further amended to (i) modify the provisions concerning termination for disability, (ii) revise the definition of “cause” and require approval of any termination for “cause” by two-thirds of the ARIAD board, (iii) modify the provisions regarding disclosure of confidential information, and (iv) remove the provisions concerning non-competition and non-solicitation.

•	Guarantee. AGTI entered into a guarantee with Ms. Allen pursuant to which it agreed to perform all of the obligations of ARIAD under Ms. Allen’s employment agreement to the extent not performed by ARIAD. AGTI also agreed that, during Ms. Allen’s employment with ARIAD, Ms. Allen shall receive (i) a base salary at a rate no less than she currently receives, which rate shall be increased annually by the average percentage increase received by ARIAD’s executive officers, (ii) an annual bonus equal to at least 30% of her base salary, and (iii) health and dental benefits no less favorable than she currently receives, along with any improvements made available to ARIAD’s other senior executives. In addition, the agreement provides that, following a termination of her employment, Ms. Allen shall receive (i) continued health and dental coverage for two years, and (ii) a payment equal to two times the Black-Scholes value of any forfeited unvested options. The agreement also provides that ARIAD shall pay any legal expenses that she may incur in connection with enforcing her employment agreement or any other agreement with the company. This agreement was assumed by ARIAD in connection with the merger.

•	Consulting Agreement. AGTI entered into a consulting agreement with Ms. Allen, commencing upon the termination of her employment for any reason with AGTI or any successor of AGTI. Pursuant to the terms of the agreement, Ms. Allen shall be paid a per diem rate of 1/261st of the aggregate base salary and bonus she received in the prior 12 month period. The agreement has a term of five years and may be terminated by the company in the event of death or for cause. This agreement was assumed by ARIAD in connection with the merger.

DESCRIPTION OF ARIAD CAPITAL STOCK
ARIAD is authorized to issue 145,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 shares have been designated Series A Preferred Stock. Excluding any shares of common stock that may be issued in connection with the merger, on September 19, 2008, we had 69,537,867 shares of common stock outstanding and no shares of preferred stock outstanding.
Common Stock
Holders of our common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Our bylaws require that one-third of the issued and outstanding shares of common stock be represented in person or by proxy to constitute a quorum and transact business at a stockholder meeting. Holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion, preferential or preemptive rights. All shares of common stock that are outstanding as of the date of this information statement are fully-paid and nonassessable.
Preferred Stock
Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.
Rights Agreement
On June 8, 2000, we entered into a Rights Agreement with State Street Bank and Trust Company, as rights agent, and approved the declaration of a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Preferred Stock at a price of $65.00, subject to adjustment. Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A Preferred Stock purchasable upon exercise of each right should approximate the value of one share of our common stock. The rights are protected by customary anti-dilution provisions.
In general, the rights become exercisable if a person or group acquires or announces a tender offer to acquire 15% or more of our common stock. Our board of directors will, in general, be entitled to redeem the rights at one cent per right at any time before any such person acquires 15% or more of our outstanding common stock.
Rights held by the person acquiring 15% or more will become void. If we are acquired in a merger or other business combination transaction after a person acquires 15% or more of our common stock, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value at that time of twice the right’s exercise price. The dividend distribution of the preferred share purchase rights was payable on July 19, 2000 to stockholders of record on June 19, 2000. The rights will expire on June 19, 2010. The rights distribution is not taxable to stockholders.
Anti-Takeover Provisions of Our Charter, Our Bylaws and Delaware Law
In addition to the board of directors’ ability to issue shares of preferred stock, our certificate of incorporation, our bylaws and Delaware law contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Classified Board. Our certificate of incorporation provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. Under the Delaware General Corporation Law, or DGCL, unless the certificate of incorporation otherwise provides, directors serving on a classified board can only be removed by the stockholders for cause. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our board of directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.
Elimination of the Ability to Call Special Meeting. Our bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by a majority of our board of directors or by our chief executive officer or our secretary. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.
Advanced Notice Procedures for Stockholder Proposals. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Provisions of Delaware Law Governing Business Combinations. We are subject to the “business combination” provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:
•	prior to such date, the board of directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the “interested stockholder.”
A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar
The transfer agent and registrar for our capital stock is Computershare Trust Company, N.A.
NASDAQ Global Market Listing
Our common stock is listed on the NASDAQ Global Market under the symbol “ARIA.” On September 19, 2008, the last reported sale price of our common stock was $2.97 per share.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws limit the liability of our officers and directors to the fullest extent permitted by the DGCL and provide that we will indemnify them to the fullest extent permitted by such law. We have also entered into indemnification agreements with our current and former directors and certain of our officers and key employees and expect to enter into a similar agreement with any new directors, and certain new officers or key employees. We have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPARISON OF STOCKHOLDER RIGHTS
ARIAD and AGTI are both Delaware corporations subject to the provisions of the DGCL. AGTI stockholders who do not exercise appraisal rights will become stockholders of ARIAD and their rights will be governed by the ARIAD certificate of incorporation and bylaws and continue to be governed by the DGCL as set forth below under “Rights of ARIAD Stockholders.” The following description summarizes material differences which may affect the rights of holders of ARIAD and AGTI common stock. For additional information regarding the specific rights of holders of ARIAD common stock, you should read “Description of ARIAD Capital Stock.”

	Rights of ARIAD Stockholders	Rights of AGTI Stockholders
Authorized Capital Stock	The authorized capital of ARIAD is set forth under “Description of ARIAD Capital Stock.”	The authorized capital stock of AGTI consisted of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Board Authority to Issue Capital Stock	The ARIAD board of directors is authorized, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the rights, privileges, qualifications, limitations and restrictions of any such series, including the dividend rights, dividend rates, voting rights, the rights and terms of redemption, redemption prices, the rights and terms of conversion, liquidation preferences, sinking fund terms, the number of shares constituting any such class or series, and the designation of such class or series.	The AGTI board of directors was authorized, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the rights, privileges, qualifications, limitations and restrictions of any such series, including the dividend rights, dividend rates, voting rights, the rights and terms of redemption, redemption prices, the rights and terms of conversion, liquidation preferences, sinking fund terms, the number of shares constituting any such class or series, and the designation of such class or series.

Dividends and Stock Repurchases	Unless the terms of any outstanding series of preferred stock require otherwise, ARIAD’s board of directors may declare and pay dividends on common stock only from legally available funds for the payment of such dividends. ARIAD has never paid cash dividends on its common stock.	Unless the terms of any outstanding series of preferred stock required otherwise, AGTI’s board of directors were able to declare and pay dividends on common stock only from legally available funds for the payment of such dividends. AGTI never paid cash dividends on its common stock.

Liquidation Rights	In the event of a voluntary or involuntary dissolution, liquidation or winding up of ARIAD’s affairs, the holders of ARIAD’s common stock are entitled to receive any net assets available for distribution after ARIAD has made any payments to holders of preferred stock of the full amount to which they are entitled.	In the event of a voluntary or involuntary dissolution, liquidation or winding up of AGTI’s affairs, the holders of AGTI’s common stock were entitled to receive any net assets available for distribution after AGTI had made any payments to holders of preferred stock of the full amount to which they were entitled.

Voting Rights	The outstanding voting securities of ARIAD are the shares of ARIAD common stock. Holders of ARIAD common stock have one vote per share held by them.	The outstanding voting securities of AGTI were the shares of AGTI common stock. Holders of AGTI common stock had one vote per share held by them.

Redemption and Exchange Features	Under ARIAD’s certificate of incorporation, holders of common stock have no redemption rights and ARIAD has no option to exchange or redeem any shares of common stock.	Under AGTI’s certificate of incorporation, holders of common stock had no redemption rights and AGTI had no option to exchange or redeem any shares of common stock.

	Rights of ARIAD Stockholders	Rights of AGTI Stockholders
Meetings of Stockholders; Notice	A special meeting of stockholders may be called only by the board of directors or by the chief executive officer or by the secretary. A written notice stating the time, place and purpose of the meeting shall be given at least10 days but no more than 60 days before the meeting to each stockholder entitled to notice. Under ARIAD’s bylaws, written notice of special meetings must include a statement of the purposes for which the meeting is called. Also, stockholder-proposed business may only be transacted if the proposing stockholder provides timely written notice to an officer of the corporation.	A special meeting of stockholders could have been called only by the board of directors or by the chief executive officer or by the secretary. A written notice stating the time, place and purpose of the meeting was required to be given at least10 days but no more than 60 days before the meeting to each stockholder entitled to notice. Under AGTI’s bylaws, written notice of special meetings had to include a statement of the purposes for which the meeting was called. Also, stockholder-proposed business could only be transacted if the proposing stockholder provides timely written notice

Stockholder Action by Written Consent	ARIAD’s bylaws provide that stockholder actions can only be taken by written consent upon the consent of the board of directors, if a proposing stockholder provides timely written notice to the secretary of the corporation and follows specific procedures.	AGTI stockholders were able to act by written consent

Quorum for Meeting of Stockholders	The holders of one-third of all outstanding shares of ARIAD stock entitled to vote at a stockholder meeting, present in person or represented by proxy, constitutes a quorum for transacting business at a meeting.	The holders of one-third of all outstanding shares of AGTI stock entitled to vote at a stockholder meeting, present in person or represented by proxy, constituted a quorum for transacting business at a meeting.

Classification of Board of Directors	ARIAD’s certificate of incorporation provides that the board of directors will consist of three classes, with each class being as equal in size as possible. Each class of directors is elected for a three-year term at alternating annual meetings of the stockholders.	AGTI did not have a classified board

Amendments to Charter	A majority vote of stockholders is required to amend ARIAD’s certificate of incorporation.	A majority vote of stockholders was required to amend AGTI’s certificate of incorporation.

Amendments to Bylaws	ARIAD’s bylaws may be amended, altered or repealed, and new bylaws may be adopted, by a majority vote of the directors. The stockholders may also make, amend or repeal the bylaws.	AGTI’s bylaws could be amended, altered or repealed, and new bylaws could be adopted, by a majority of the entire board of directors that would be in office if no vacancy existed, whether or not present at a meeting; however, the board could not amend the provision regarding amendment of the bylaws. The AGTI bylaws could also be amended by a majority vote of the stockholders.

Shareholder Rights Plan	See “Description of ARIAD Capital Stock—Rights Agreement.”	AGTI did not have a shareholder rights plan in place.

WHERE YOU CAN FIND MORE INFORMATION
ARIAD is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at www.sec.gov. Our common stock is listed on the NASDAQ Global Market, and you can read and inspect our filings at the offices of the Financial Industry Regulatory Authority at 1735 K Street, Washington, D.C. 20006.
We also maintain a website at www.ariad.com, through which you can access our SEC filings. The information set forth on our website is not part of this information statement.
We are “incorporating by reference” certain information that we file with the SEC into this information statement. Incorporation by reference allows us to disclose important information to you by referring you to documents that we have previously filed with the SEC. The information incorporated by reference is an important part of this information statement, and information that we file later with the SEC may update and supersede this information. The documents we are incorporating by reference are:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on March 17, 2008;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on April 29, 2008 that are deemed “filed” with the SEC under the Exchange Act;

•	our Quarterly Reports on Form 10-Q for (i) the fiscal quarter ended March 31, 2008 filed on May 9, 2008 and (ii) the fiscal quarter ended June 30, 2008 filed on August 11, 2008;

•	our Current Reports on Form 8-K filed on January 10, 2008, February 8, 2008, February 14, 2008, March 27, 2008, April 15, 2008, May 7, 2008, May 20, 2008, May 22, 2008, June 30, 2008, July 30, 2008, August 7, 2008, August 7, 2008, September 17, 2008 and September 22, 2008 (only the portions of such Current Reports on Form 8-K that are deemed “filed” with the SEC under the Exchange Act are incorporated by reference herein);

•	the description of our common stock contained in our Registration Statement on Form 10 filed on June 25, 1993, including any amendment or report filed for the purpose of updating such description; and

•	the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A filed on June 19, 2000, including any amendment or report filed for the purpose of updating such description
The SEC file number for each of the documents listed above is 001-21696.
In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are deemed to be incorporated by reference into, and to be a part of, this information statement.
You can obtain any of the documents incorporated by reference through us, the SEC, or the SEC’s web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this information statements. Stockholders may obtain documents incorporated by reference in this information statement by requesting them in writing or by telephone from us at the following address:
ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, MA 02139
Attention: Secretary
Tel.: (617) 494-0400
If you would like to request documents from us, you must do so by October 6, 2008. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

We have authorized no one to give you any information or to make any representation about ARIAD or the merger that differs from or adds to the information contained in this information statement or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.
The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

APPENDIX A
AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger
     Agreement and Plan of Merger (“Agreement”) dated as of September 11, 2008, by and between ARIAD Pharmaceuticals, Inc., a Delaware corporation (“ARIAD”) and ARIAD Gene Therapeutics, Inc., a Delaware corporation (“AGTI”).
WITNESSETH:
     WHEREAS, ARIAD owns shares of AGTI comprising approximately 80% of the outstanding shares of AGTI;
     WHEREAS, the Boards of Directors of the respective parties hereto have each approved this Agreement and the merger of AGTI with and into ARIAD, and deem it advisable and in the best interests of their respective shareholders to merge AGTI with and into ARIAD (the “Merger”) in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”) and pursuant to this Agreement and the Certificate of Merger attached hereto as Annex I and incorporated herein (the “Certificate of Merger”);
     WHEREAS, the holders of a majority of the common stock of AGTI (the “AGTI Common Stock”) outstanding and entitled to vote thereupon as required by Section 251 of the DGCL have approved this Agreement and the transactions contemplated herein;
     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree that AGTI shall be merged with and into ARIAD, which shall be the corporation surviving the Merger, and that the terms and conditions of the Merger, the mode of carrying it into effect, and the manner of converting and exchanging shares shall be as follows:
ARTICLE I
THE MERGER
     (a) Subject to and in accordance with the provisions of this Agreement, as promptly as practicable on or after the date hereof, the Certificate of Merger shall be executed and acknowledged by each of ARIAD and AGTI and thereafter delivered to the Secretary of State of Delaware for filing, as provided in Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed as required by law with the Secretary of State of Delaware or such date, not more than thirty days after such filing, as may be specified in the Certificate of Merger (the “Effective Time”). At the Effective Time, the separate existence of AGTI shall cease and AGTI shall be merged with and into ARIAD (AGTI and ARIAD being sometimes referred to collectively herein as the “Constituent Corporations,” and ARIAD, the corporation designated in the Certificate of Merger as the surviving corporation, being sometimes referred to herein as the “Surviving Corporation”).
     (b) ARIAD and AGTI, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In the event that at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Effective Time shall take all such further action.

ARTICLE II
TERMS OF CONVERSION
At the Effective Time, by virtue of the Merger and without any action on the part of ARIAD, AGTI, or the holders of any of the following securities:
     (a) Each share of common stock of ARIAD (the “ARIAD Common Stock”) issued and outstanding immediately prior to the Effective Time shall not be converted or otherwise affected by the Merger, and each such share shall represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
     (b) The shares of preferred stock of ARIAD issued and outstanding immediately prior to the Effective Time, if any, shall not be converted or otherwise affected by the Merger, and each such share shall represent one validly issued, fully paid and nonassessable share of the particular series of preferred stock of the Surviving Corporation.
     (c) All issued and outstanding shares of AGTI Common Stock owned by ARIAD immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (d) Each share of AGTI Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled in accordance with subparagraph (c) above and, except as provided in Article III, subsection (d), the Appraisal Shares) shall be converted into the right to receive two (2.0) (the “Exchange Ratio”) fully-paid and non-assessable shares of ARIAD Common Stock (the “Merger Consideration”). At the Effective Time, all such shares of AGTI Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of AGTI Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The Exchange Ratio shall be adjusted to reflect fully the effect of any share split, reverse split, share dividend (including any dividend or distribution of securities convertible into ARIAD Common Stock), reorganization, recapitalization or other like change with respect to ARIAD Common Stock after the date hereof and before the Effective Date.
ARTICLE III
SURRENDER OF SHARES
     (a) As promptly as practicable after the date hereof, the Surviving Corporation shall mail or cause to be mailed to each record holder of a Certificate a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.
     (b) Each holder of record of a Certificate at the Effective Time shall, upon surrender of such Certificate in accordance with instructions, together with the letter of transmittal, duly executed, and such other documents as may reasonably be required, be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Article II, subsection (d), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of AGTI Common Stock which is not registered in the transfer records of AGTI, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated in this section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to Article II.
     (c) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the proper amount of the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.
     (d) Notwithstanding anything in this Agreement to the contrary, shares of AGTI Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Article II, subsection (d) above, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 (the “Appraisal Rights”). At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Article II, subsection (d).
ARTICLE IV
CERTIFICATE OF INCORPORATION AND BYLAWS
     From and after the Effective Time, and until thereafter amended as provided by law, the Certificate of Incorporation of ARIAD as in effect immediately prior to the Merger shall be and continue to be the Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time, the Bylaws of ARIAD shall be and continue to be the Bylaws of the Surviving Corporation until amended in accordance with law.
ARTICLE V
DIRECTORS AND OFFICERS
     The persons who are directors and officers of ARIAD immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

ARTICLE VI
AMENDMENT AND TERMINATION
     The parties hereto by mutual consent of their respective Boards of Directors may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing; provided, however, that no such amendment, modification or supplement may be made that by law requires approval by the stockholders of ARIAD or AGTI without such approval.
     The parties may terminate this Agreement by mutual written consent at any time between the date hereof and the Effective Time.
ARTICLE VII
EFFECTIVE TIME OF THE MERGER
     The Constituent Corporations shall do all such acts and things as shall be necessary or desirable in order to make the Effective Time occur as soon as practicable on the date hereof.
ARTICLE VIII
MISCELLANEOUS
     (a) Each party shall be responsible for all costs and expenses incurred by each such party in connection with this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, all attorneys’ fees and costs).
     (b) The headings contained in this Agreement are for reference purpose only and shall not affect in any way the meaning or interpretation of this Agreement.
     (c) This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     (d) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     (e) This Agreement shall be governed, construed and enforced in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
     (f) This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.
[the remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, ARIAD and AGTI, pursuant to approval and authorization duly given by resolutions adopted by their respective Boards of Directors, have each caused this Agreement and Plan of Merger to be executed as of the date first written above by its Chief Executive Officer, Chief Financial Officer, Secretary or any Senior Vice-President.

ARIAD Pharmaceuticals, Inc.		ARIAD Gene Therapeutics, Inc.

By:	/s/ Laurie A. Allen	By:	/s/ Laurie A. Allen

Name:	Laurie Allen	Name:	Laurie Allen
Title:	Senior Vice President	Title:	President and Secretary
And Chief Legal Counsel

APPENDIX B
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262 of the Delaware General Corporation Law
§ 262. Appraisal rights.
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
          (1) provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:
          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
          (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)